Exhibit 10.3

EXECUTION VERSION

$2,000,000,000

CREDIT AGREEMENT

Dated as of September 2, 2010,

among

QVC, INC.,
as Borrower,

THE LENDERS PARTY HERETO,

WELLS FARGO SECURITIES, LLC,

as Lead Arranger and Lead Bookrunner, and

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent

WELLS FARGO BANK, N.A., and BNP PARIBAS,

as Syndication Agents

CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK, THE ROYAL BANK OF SCOTLAND PLC, BANK OF AMERICA, N.A., BARCLAYS CAPITAL, MIZUHO CORPORATE BANK, LTD., MORGAN STANLEY MUFG LOAN PARTNERS, LLC and THE BANK OF NOVA SCOTIA,

as Documentation Agents

J.P. MORGAN SECURITIES LLC, BNP PARIBAS SECURITIES CORP., CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK, RBS SECURITIES INC., BANC OF AMERICA SECURITIES LLC, BARCLAYS CAPITAL, MIZUHO CORPORATE BANK, LTD., MORGAN STANLEY MUFG LOAN PARTNERS, LLC, THE BANK OF TOKYO-MITSUBISHI UFJ, LTD. and THE BANK OF NOVA SCOTIA,

as Co-Lead Arrangers and Co-Bookrunners

ii

SCHEDULES:

Schedule 1.01A	— Commitments
Schedule 1.01B	— Unrestricted Subsidiaries on Closing Date
Schedule 1.01C	— Existing Specified Swap Agreements
Schedule 3.06	— Disclosed Matters
Schedule 3.12	— Filings
Schedule 6.02	— Existing Liens
Schedule 6.09	— Existing Restrictions

EXHIBITS:

Exhibit A	— Form of Assignment and Assumption
Exhibit B	— Form of Opinion of Credit Parties’ Counsel
Exhibit C	— Form of Subsidiary Guarantee
Exhibit D	— Form of Pledge Agreement
Exhibit E	— Form of LMC Pledge Agreement
Exhibit F	— Form of Certificate
Exhibit G-1	— Form of New Lender Supplement
Exhibit G-2	— Form of Incremental Term Facility Activation Notice
Exhibit G-3	— Form of Incremental Revolving Commitment Activation Notice

iii

CREDIT AGREEMENT, dated as of September 2, 2010 (as amended, supplemented or otherwise modified from time to time, this “Agreement”), among QVC, INC., a Delaware corporation (the “Borrower”), the LENDERS party hereto from time to time, JPMORGAN CHASE BANK, N.A., as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders and as an Issuing Bank, WELLS FARGO BANK, N.A., as lead syndication agent (in such capacity, the “Lead Syndication Agent”) and as an Issuing Bank, and WELLS FARGO SECURITIES, LLC, as lead arranger and bookrunner (in such capacity, the “Lead Arranger”).

The parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01.   Defined Terms.  As used in this Agreement, the following terms have the meanings specified below:

“ABR,” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Act” has the meaning specified in Section 9.15.

“Adjustment Date” has the meaning assigned to such term in the definition of “Pricing Grid.”

“Administrative Agent” means JPMorgan Chase Bank, N.A. in its capacity as administrative agent for the Lenders hereunder and, as applicable, as Collateral Agent.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Affiliated Lenders” has the meaning specified in Section 9.02(c).

“Affiliated Persons” mean, with respect to any specified Person, (a) such specified Person’s parents, spouse, siblings, descendants, step children, step grandchildren, nieces and nephews and their respective spouses, (b) the estate, legatees and devisees of such specified Person and each of the Persons referred to in clause (a), and (c) any company, partnership, trust or other entity or investment vehicle Controlled by any of the Persons referred to in clause (a) or (b) or the holdings of which are for the primary benefit of any of such Persons.

“Agent Party” means the Administrative Agent, the Issuing Bank or any other Lender.

“Aggregate Exposure” means, with respect to any Lender at any time, an amount equal to the sum of (a) the aggregate then outstanding principal amount of such Lender’s Incremental Term Loans,

and (b) the amount of such Lender’s Revolving Commitment then in effect or, if such Revolving Commitment has been terminated, such Lender’s Outstanding Revolving Credit.

“Agreement Currency” has the meaning specified in Section 9.14.

“Alternate Base Rate” means, for any day, a rate per annum equal to the highest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1% and (c) the LIBO Rate that would be calculated as of such day (or, if such day is not a Business Day, as of the next preceding Business Day) in respect of a proposed Eurocurrency Borrowing in Dollars with a one-month Interest Period plus 1.00%.  Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or such LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or such LIBO Rate, respectively.

“Alternative Currency” means Sterling, Yen, Euro, Swiss Franc or Canadian Dollar.

“Alternative Currency Loan” means a Loan that is a Eurocurrency Loan and that is made in an Alternative Currency pursuant to the applicable borrowing request.

“Alternative Currency Revolving Sublimit” means, with respect to all Alternative Currencies, the Dollar Amount of $1,000,000,000.

“Applicable Rate” means (a) for each Type of Loan other than Incremental Term Loans, (i) prior to the first Adjustment Date occurring after the Closing Date, 2.50% for Eurocurrency Loans and 1.50% for ABR Loans and (ii) on and after the first Adjustment Date occurring after the Closing Date, a percentage determined in accordance with the Pricing Grid, and (b) for each Type of Incremental Term Loan, such per annum rates as shall be agreed to by the Borrower and the applicable Incremental Term Lenders as shown in the applicable Incremental Term Facility Activation Notice.

“Applicable Time” means, with respect to any Borrowings and payments in any Alternative Currency the local time in the place of settlement for such Alternative Currency, as may be reasonably determined by the Administrative Agent to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment and notified to the relevant parties hereto.

“Approved Fund” has the meaning assigned to such term in Section 9.05.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.05), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Available Revolving Commitment” means, as to any Revolving Lender at any time, an amount equal to the excess, if any, of (a) such Lender’s Revolving Commitment then in effect at such time over (b) such Lender’s Outstanding Revolving Credit.

“Bankruptcy Event” means, with respect to any Lender, such Lender or any other Person as to which such Lender is a subsidiary (a “Parent Company”) (i) is adjudicated as, or determined by any Governmental Authority having regulatory authority over it or its assets to be, insolvent, (ii) becomes the subject of a bankruptcy or insolvency proceeding, or the Administrative Agent has given written notice to such Lender and the Borrower of its good faith determination that such Lender or its Parent Company has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or (iii) has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or the Administrative Agent has given written notice to such Lender and the Borrower of its good faith determination that such Lender or its Parent Company has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such appointment; provided that a Bankruptcy Event shall not result solely by virtue of any control of or ownership interest in, or the acquisition of any control of or ownership interest in, such Lender or its Parent Company by a Governmental Authority as long as such control or ownership interest does not result in or provide such Lender or its Parent Company with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender or its Parent Company (or such Governmental Authority) to reject, repudiate, disavow or disaffirm such Lender’s obligations under this Agreement.

“beneficial owner” shall be determined in accordance with Rule 13d-3 and Rule 13d-5 under the Exchange Act, as in effect on the Closing Date.  “Beneficially own,” “beneficially owned” and “beneficial ownership” have meanings correlative to that of beneficial owner.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” means QVC, Inc., a Delaware corporation.

“Borrowing” means a group of Loans of the same Type under a single Facility, made, converted or continued on the same date and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect.

“Borrowing Date” means any Business Day specified by the Borrower as a date on which the Borrower requests the relevant Lenders to make Loans hereunder.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that when used in connection with (a) a Eurocurrency Loan denominated in Dollars, the term “Business Day” shall also exclude any day on which banks are not open for dealings in Dollar deposits in the London interbank market, (b) a Eurocurrency Loan denominated in Euros, the term “Business Day” shall also exclude any day on which the Trans-European Real-time Gross Settlement Operating System (or any successor operating system) is not operating (as determined in good faith by the Administrative Agent) and (c) a Eurocurrency Loan denominated in an Alternative Currency other than Euros, the term “Business Day” shall also exclude any day on which banks are not open for dealings in such Alternative Currency deposits in the interbank market in the capital city of the country whose lawful currency is such Alternative Currency.

“Canadian Dollar” means the lawful currency of Canada.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Equivalents” means (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of six months or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States or any state thereof; (c) commercial paper of an issuer rated at least A-1 by Standard & Poor’s or P-1 by Moody’s, or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within six months from the date of acquisition; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days, with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by Standard & Poor’s or A by Moody’s; (f) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; (g) money market mutual or similar funds that invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition; (h) money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended, (ii) are rated AAA by Standard & Poor’s or Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000; and (i) in the case of any Foreign Subsidiary, investments substantially comparable to any of the foregoing investments with respect to the country in which such Foreign Subsidiary is organized.

“Change in Control” means the acquisition of beneficial ownership by any person or group (excluding any Permitted Holder or group Controlled by any Permitted Holder) of more than 30% of the aggregate voting power of all outstanding classes or series of the Borrower’s voting stock and such aggregate voting power exceeds the aggregate voting power of all outstanding classes or series of Borrower’s voting stock beneficially owned by the Permitted Holders collectively, and either (a) such person or group is a Disqualified Person or (b) on any day until the date that is six months after the date on which such person or group becomes such beneficial owner, the Borrower is rated by one of Moody’s or Standard & Poor’s and the rating assigned by either of them is not an investment grade rating.

“Change in Law” means (a) the adoption of any law, rule or regulation after the Closing Date, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the Closing Date or (c) compliance by any Lender (or, for purposes of Section 2.12(b), by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Closing Date.

“CIM” means the Confidential Information Memorandum made available to the Lenders in connection with the Lender meeting held on August 4, 2010 with respect to the Revolving Facility and this Agreement.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans or Incremental Term Loans.

“Closing Date” means the date on which the conditions precedent set forth in Section 4.01 shall have been satisfied (or waived in accordance with Section 9.02).

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means all property of the Loan Parties party to the Pledge Agreement, now owned or hereafter acquired, upon which a Lien is granted under the Pledge Agreement.

“Collateral Agent” means JPMorgan Chase Bank, N.A. in its capacity as collateral agent under the Subsidiary Guarantee, the Pledge Agreement and the LMC Pledge Agreement for the Lenders and certain other holders of obligations of the Loan Parties.

“Collateral Release” means a release of all Collateral from the Liens created by the Pledge Agreement pursuant to Section 9.16(b) unless such Liens are required to be re-granted pursuant to Section 9.16(c).

“Commitment Fee Rate” means (a) prior to the first Adjustment Date occurring after the Closing Date, 0.375% and (b) on and after the first Adjustment Date occurring after the Closing Date, a rate determined in accordance with the Pricing Grid.

“Consolidated EBITDA” means, for any period, operating income as reported in the Borrower’s consolidated financial statements and determined in a manner substantially consistent with the Borrower’s historical practices as of the Closing Date plus, to the extent deducted in calculating such operating income, (a) depreciation, (b) amortization and (c) stock compensation, as reported in the Borrower’s consolidated financial statements, and adjusted to give pro forma effect in accordance with Regulation S-X to each acquisition, disposition (other than dispositions in the ordinary course of business) and merger that occurred during such period as if each had occurred on the first day of such period; provided that Unrestricted Subsidiaries shall be disregarded for purposes of calculating Consolidated EBITDA.

“Consolidated Leverage Ratio” means, as at any day, the ratio of (a) Consolidated Total Debt on such day to (b) Consolidated EBITDA for the most recent four fiscal quarter period.

“Consolidated Total Debt” means, at any date, the aggregate principal amount of all Indebtedness of the Borrower and its Restricted Subsidiaries at such date, determined on a consolidated basis in accordance with GAAP.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Documents” means the collective reference to the Loan Documents and the LMC Pledge Agreement.

“Credit Parties” means the collective reference to the Loan Parties and the “Pledgors” party to the LMC Pledge Agreement.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or (iii) pay over to any Agent Party any amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent and the

Borrower in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to such funding or payment has not been satisfied, or, in the case of clause (ii) or clause (iii) above, such Lender notifies the Administrative Agent in writing that such failure is the result of a good faith dispute regarding its obligation to make such funding or payment; (b) has notified the Borrower or any Agent Party in writing, or has made a public statement to the effect, that it does not intend to comply with any of its funding or payment obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent to such funding or payment under this Agreement cannot be satisfied); (c) has failed, within three Business Days after request by the Administrative Agent or Issuing Bank, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Agent Party’s receipt of such certification; or (d) has become the subject of a Bankruptcy Event.

“Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedule 3.06.

“Disposition” means, with respect to any property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof.  The terms “Dispose” and “Disposed of” shall have correlative meanings.

“Disqualified Person” means a Person whose senior debt does not have an investment grade rating with either Moody’s or Standard & Poor’s on (a) the date on which such Person becomes a beneficial owner of the Borrower or (b) any day until the date that is 45 days after the date on which such Person becomes such beneficial owner of the Borrower.

“Dollar Amount” means, at any date, (a) with respect to any Loan or Revolving Commitment denominated in Dollars, the principal amount thereof then outstanding and (b) with respect to any Loan denominated in an Alternative Currency, the principal amount thereof then outstanding in the relevant Alternative Currency, converted to Dollars at the Exchange Rate on such date.

“Dollars” or “$” refers to lawful money of the United States of America.

“Domestic Subsidiary” means any Restricted Subsidiary of the Borrower organized under the laws of any jurisdiction within the United States.

“EMU” means the economic and monetary union in accordance with the Treaty of Rome 1957, as amended by the Single European Act 1986, the Maastricht Treaty of 1992 and the Amsterdam Treaty of 1998.

“EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Restricted Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event” (as defined in Section 4043(c) of ERISA or the regulations issued thereunder with respect to a Plan) other than an event for which the 30-day notice period is waived; (b) any failure by any Plan to satisfy the minimum funding standards (within the meaning of Sections 412 or 430 of the Code or Section 302 of ERISA) applicable to such Plan, whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the failure to make by its due date a required installment under Section 430(j) of the Code with respect to any Plan or the failure by the Borrower or any of its ERISA Affiliates to make any required contribution to a Multiemployer Plan; (e) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan, including but not limited to the imposition of any Lien in favor of the PBGC or any Plan; (f) a determination that any Plan is, or is expected to be, in “at risk” status (within the meaning of Section 430 of the Code or Title IV of ERISA); (g) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or to appoint a trustee to administer any Plan; (h) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (i) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, Insolvent, in Reorganization or in endangered or critical status, within the meaning of Section 432 of the Code or Section 305 of ERISA.

“Euro” and “EUR” mean the lawful currency of the Participating Member States introduced in accordance with EMU Legislation.

“Eurocurrency”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the LIBO Rate.

“Event of Default” has the meaning assigned to such term in Article VII.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Rate” means, on any day with respect to any two currencies, the rate at which the first such currency may be exchanged into the other such currency, as set forth at approximately 11:00 a.m., London time, on such day on the applicable Reuters World Spot Page.  In the event that any such rate does not appear on any Reuters World Spot Page, the Exchange Rate shall be determined by reference to such other publicly available service for displaying exchange rates reasonably selected by the Administrative Agent or, at the discretion of the Administrative Agent, such Exchange Rate shall instead be the spot rate of the Administrative Agent in a market reasonably selected by it where it customarily conducts foreign currency exchange operations at or about 11:00 a.m., London time, on such day for exchange of such first currency for such other currency.

“Excluded Taxes” means (a) in the case of each Lender and the Administrative Agent, taxes imposed on its overall net income, and franchise taxes imposed on it in lieu of net income taxes, by the jurisdiction under the laws of which such Lender or the Administrative Agent, as the case may be, is organized or any political subdivision thereof; (b) in the case of each Lender, taxes imposed on its overall net income, and franchise taxes imposed on it in lieu of net income taxes, by the jurisdiction of such Lender’s applicable lending office or any political subdivision thereof; (c) in the case of each Lender and the Administrative Agent, taxes that would not be imposed but for a present or former connection between the Lender or the Administrative Agent, as the case may be, and the taxing jurisdiction or any political subdivision thereof (other than any such connection arising solely from the execution, delivery, performance or receipt of payment under this Agreement); (d) in the case of each Lender and the Administrative Agent, taxes imposed by the United States by means of withholding if and to the extent that such taxes shall be in effect and shall be applicable on the Closing Date to payments to be made to such Lender’s applicable lending office; (e) in the case of an assignment by a Lender, any taxes that exceed the amount of taxes that are imposed prior to such assignment, unless such assignment and acceptance resulted from the request of the Borrower pursuant to Section 2.16(b); (f) in the case of each Lender, any tax that is attributable to such Lender’s failure to comply with Section 2.14(e); and (g) in the case of each Lender any Taxes imposed by the United States by means of withholding as a result of the failure of such Lender to comply with its obligations under Section 1471 of the Code, other than obligations that are added to Section 1471 of the Code after the Closing Date to the extent compliance with such new obligations would violate any law applicable to such Lender.

“Existing Credit Agreements” means the credit agreement, dated as of March 3, 2006, among the Borrower, the lenders party thereto, and JPMorgan Chase Bank, N.A., as administrative agent, and the credit agreement, dated as of October 4, 2006, among the Borrower, the lenders party thereto, and Wachovia Bank, N.A., as administrative agent, in each case, as amended and restated as of June 16, 2009.

“Existing Notes” means the 7.50% Senior Secured Notes due 2019 issued by the Borrower on September 25, 2009, the 7.125% Senior Secured Notes due 2017 issued by the Borrower on March 23, 2010, the 7.375% Senior Secured Notes due 2020 issued by the Borrower on March 23, 2010 and, in each case, any Refinancing Indebtedness in respect thereof.

“Facility” means any of (a) the credit facility constituted by the Revolving Commitments and the extensions of credit thereunder (the “Revolving Facility”) and (b) each incurrence of Incremental Term Loans pursuant to an Incremental Term Facility Activation Notice (each, an “Incremental Term Facility”).

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%)

charged to the Administrative Agent on such day on such transactions from three Federal funds brokers of recognized standing selected by it.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Borrower.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located.  For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” means any Restricted Subsidiary of the Borrower that is not a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other similar obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other similar obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other similar obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other similar obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or similar obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Incremental Revolving Commitment” means an increased or new Revolving Commitment incurred in connection with an Incremental Revolving Commitment Activation Notice.

“Incremental Revolving Commitment Activation Notice” means a notice substantially in the form of Exhibit G-3.

“Incremental Revolving Commitment Closing Date” means any Business Day designated as such in an Incremental Revolving Facility Activation Notice.

“Incremental Term Facility Activation Notice” means a notice substantially in the form of Exhibit G-2.

“Incremental Term Facility Closing Date” means any Business Day designated as such in an Incremental Term Facility Activation Notice.

“Incremental Term Lenders” means (a) on any Incremental Term Facility Activation Date relating to Incremental Term Loans, the Lenders signatory to the relevant Incremental Term Facility Activation Notice and (b) thereafter, each Lender that is a holder of an Incremental Term Loan.

“Incremental Term Loans” means any term loans borrowed in connection with an Incremental Term Facility Activation Notice.

“Incremental Term Maturity Date” means, with respect to the Incremental Term Loans to be made pursuant to any Incremental Term Facility Activation Notice, the final maturity date specified in such Incremental Term Facility Activation Notice, which date shall not be prior to the Revolving Termination Date.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements constituting liens hereunder relating to property acquired by such Person (excluding obligations arising from inventory transactions in the ordinary course of business), (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances.  The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.  “Indebtedness” shall not include (i) any amounts payable under any deferred compensation plans of any Person relating to its or its subsidiaries’ directors, management, employees or consultants or (ii) for the purposes of Section 6.01 and the term “Material Indebtedness” only, any amounts owed to the Borrower or any Restricted Subsidiary.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Information” has the meaning specified in Section 9.13.

“Insolvent” with respect to any Multiemployer Plan means the condition that such Multiemployer Plan is insolvent within the meaning of Section 4245 of ERISA.

“Intellectual Property” means the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.05.

“Interest Payment Date” means (a) with respect to any ABR Loan, the last day of each March, June, September and December and (b) with respect to any Eurocurrency Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurocurrency Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.

“Interest Period” means, as to any Eurocurrency Loan, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurocurrency Loan and ending one week, one month, two months, three months or six months (or, if available to all Lenders under the relevant Facility, nine or twelve months) thereafter, as selected by the Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto, and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurocurrency Loan and ending one week, one month, two months, three months or six months (or, if available to all Lenders under the relevant Facility, nine or twelve months or such other, shorter period) thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent not later than 12:00 noon, New York City time (or in the case of an Alternative Currency, 11:00 a.m., London time), on the date that is three Business Days prior to the last day of the then current Interest Period with respect thereto; provided that all of the foregoing provisions relating to Interest Periods are subject to the following:

(i)   if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(ii)   the Borrower may not select an Interest Period for a Revolving Loan that would extend beyond the Revolving Termination Date or an Interest Period for an Incremental Term Loan that would extend beyond the date the final payment is due on such Incremental Term Loan; and

(iii)   any Interest Period of at least one month’s duration that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month.

“Investments” has the meaning assigned to such term in Section 6.11.

“Issuing Bank” means each of JPMorgan Chase Bank, N.A. and Wells Fargo Bank, N.A., in its capacity as an issuer of Letters of Credit, and their respective successors in such capacity as provided in Section 2.17(i).  The Borrower may, with the consent of the Administrative Agent (which consent shall not be unreasonably withheld), arrange for one or more Letters of Credit to be issued by other Lenders, in which case the term “Issuing Bank” shall include such Lender with respect to the Letters of Credit issued by such Lender; provided that no such Lender shall have any obligation to be an Issuing Bank unless it agrees to do so in its sole discretion.

“Judgment Currency” has the meaning specified in Section 9.14.

“LC Disbursement” means a payment made by the Issuing Bank pursuant to a demand for payment or drawing under a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time.  The LC Exposure of any Lender at any time shall be its Revolving Commitment Percentage of the total LC Exposure at such time.

“Lenders” means the Persons listed on Schedule 1.01A and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“Letter of Credit” means any letter of credit issued pursuant to Section 2.17.

“LIBO Rate” means, with respect to any Eurocurrency Borrowing in Dollars or an Alternative Currency for any Interest Period, an interest rate per annum equal to the rate appearing on the Reuters Screen LIBOR01 Page (or on any successor or substitute page of such Screen, or any successor to or substitute for such Screen, providing rate quotations comparable to those currently provided on such page of such Screen, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to deposits in such currency in the London interbank market) at approximately 11:00 a.m., London time, on (in the case of Eurocurrency Borrowings in Sterling), or two Business Days prior to (in the case of Eurocurrency Borrowings in Dollars or another Alternative Currency) the commencement of such Interest Period, as the rate for deposits in such currency with a maturity comparable to such Interest Period, provided that in the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurocurrency Borrowing for such Interest Period shall be the rate at which deposits in such currency and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, on (in the case of Eurocurrency Borrowings in Sterling), or two Business Days prior to (in the case of Eurocurrency Borrowings in Dollars or another Alternative Currency) the commencement of such Interest Period.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.  “Lien” shall not, however, include any interest of a vendor in any inventory of the Borrower or any of its Restricted Subsidiaries arising out of such inventory being subject to a “sale or return” arrangement with such vendor or any consignment by any third party of any inventory to the Borrower or any of its Restricted Subsidiaries.

“LMC” means Liberty Media Corporation, a Delaware corporation, and any successor (by merger, consolidation, transfer or otherwise) to all or substantially all of its assets; and any subsequent successor (by merger, consolidation, transfer or otherwise) to all or substantially all of a successor’s assets, provided, that if a Transferee Parent becomes the beneficial owner of all or substantially all of the equity securities of the Borrower then beneficially owned by LMC as to which LMC has dispositive power, the term “LMC” shall also mean such Transferee Parent and any successor (by merger, consolidation, transfer or otherwise) to all or substantially all of its assets.  “Transferee Parent” for this purpose means, in the event of any transaction or series of related transactions involving the direct or indirect transfer (or relinquishment of control) by LMC of a Person or Persons (a “Transferred Person”) that hold equity securities of the Borrower beneficially owned by LMC, such Transferred Person or its successor in such transaction or any ultimate parent entity (within the meaning of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended) of such Transferred Person or its successor if immediately after giving effect to such transaction or the last transaction in such series, voting securities representing at least a majority of the voting power of the outstanding voting securities of such Transferred Person, successor or ultimate parent entity are beneficially owned by any combination of LMC, Persons who prior to such transaction were beneficial owners of a majority of, or a majority of the voting power of, the outstanding voting securities of LMC (or of any publicly traded class or series of voting securities of LMC designed to track the economic performance of a specified group of assets or businesses) or Persons who are Control Persons as of the date of such transaction or the last transaction in such series.  “Control Person” for this purpose means each of (a) the Chairman of the Board of LMC, (b) the President of LMC, (c) any Senior Vice President of LMC, (d) each of the directors of LMC and (e) the respective Affiliated Persons of the Persons referred to in clauses (a) through (d).

“LMC Collateral” means any “Collateral” under and as defined in the LMC Pledge Agreement.

“LMC Pledge Agreement” means the Pledge Agreement dated as of June 16, 2009, as amended and restated as of September 25, 2009, March 23, 2010 and the Closing Date, by the holders of the Equity Interests in the Borrower, substantially in the form of Exhibit E.

“Loan Documents” means the collective reference to this Agreement, the Subsidiary Guarantee and the Pledge Agreement.

“Loan Parties” means the collective reference to the Borrower and the Subsidiary Guarantors.

“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, property or condition, financial or otherwise, of the Borrower and its Restricted Subsidiaries that results in a material impairment of the ability of the Borrower to perform any payment obligations hereunder or (b) the validity or enforceability of this Agreement or the other Credit Documents or the rights or remedies of the Administrative Agent (including in its capacity as Collateral Agent) or the Lenders hereunder or thereunder.

“Material Domestic Subsidiary” means any Domestic Subsidiary of the Borrower, as of the last day of the fiscal quarter of the Borrower most recently ended, that has assets (including Equity Interests in Restricted Subsidiaries) or revenues (including both third party and intercompany revenues) with a value in excess of 2.50% of the consolidated assets of the Borrower and its Domestic Subsidiaries or 2.50% of the consolidated revenues of the Borrower and its Domestic Subsidiaries; provided, that in the event Domestic Subsidiaries that would otherwise not be Material Domestic Subsidiaries shall in the aggregate account for a percentage in excess of 7.50% of the consolidated assets of the Borrower and its Domestic Subsidiaries or 7.50% of the consolidated revenues of the Borrower and its Domestic Subsidiaries as of the end of and for the most recently completed fiscal quarter, then one or more of such Domestic Subsidiaries designated by the Borrower (or, if the Borrower shall make no designation, one or more of such Domestic Subsidiaries in descending order based on their respective contributions to the consolidated assets of the Borrower), shall be included as Material Domestic Subsidiaries to the extent necessary to eliminate such excess.

“Material Indebtedness” means Indebtedness (other than the Loans), or obligations in respect of a Swap Agreement, of any one or more of the Borrower and its Restricted Subsidiaries in an aggregate principal amount exceeding $100,000,000.  For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Restricted Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Restricted Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Material Subsidiary” means any Restricted Subsidiary of the Borrower, as of the last day of the fiscal quarter of the Borrower most recently ended, that has assets or revenues (on a consolidated basis including its Restricted Subsidiaries) with a value in excess of 1.0% of the consolidated assets of the Borrower or 1.0% of the consolidated revenues of the Borrower; provided, that in the event Restricted Subsidiaries that would otherwise not be Material Subsidiaries shall in the aggregate account for a percentage in excess of 5.0% of the consolidated assets of the Borrower or 5.0% of the consolidated revenues of the Borrower as of the end of and for the most recently completed fiscal quarter, then one or more of such Restricted Subsidiaries designated by the Borrower (or, if the Borrower shall make no designation, one or more of such Restricted Subsidiaries in descending order based on their respective contributions to the consolidated assets of the Borrower), shall be included as Material Subsidiaries to the extent necessary to eliminate such excess.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“New Lender” has the meaning assigned to such term in Section 2.02(c).

“New Lender Supplement” has the meaning assigned to such term in Section 2.02(c).

“Non-Consenting Lender” has the meaning assigned to such term in Section 2.16(c).

“Obligations” means the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans, the obligations of the Borrower to reimburse the Issuing Bank for demands for payment or drawings under a Letter of Credit, and all other obligations and liabilities of the Borrower to the Administrative Agent or to any Lender (or, in the case of Specified Swap Agreements, any affiliate of any Lender), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Credit Document, any Specified Swap Agreement or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, fees, indemnities, costs, expenses or otherwise (including all fees, charges and disbursements of counsel to the Administrative Agent, the Lead Arranger or to any Lender that are required to be paid by the Borrower pursuant hereto).

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement.

“Outstanding Revolving Credit” means, with respect to any Revolving Lender at any time, an amount equal to the sum of (a) the aggregate then outstanding principal amount of such Revolving Lender’s Revolving Loans, and (b) such Revolving Lender’s LC Exposure.

“Pari Passu Indebtedness” means Secured Indebtedness of the Borrower (other than the Obligations) so long as (a) the Obligations are secured equally and ratably with (or better than) such Indebtedness and the Obligations are guaranteed to at least the same extent by any Restricted Subsidiary that has guaranteed such Indebtedness, (b) such Secured Indebtedness has a final maturity date occurring after the date that is six months after the latest final maturity date applicable to the Loans at the time such Secured Indebtedness is incurred, (c) such Secured Indebtedness does not have scheduled amortization payments (excluding the final installment thereof) in excess of 1% per annum of the original aggregate outstanding principal amount of such Secured Indebtedness, (d) such Secured Indebtedness has no financial maintenance covenants of a different type than those in this Agreement, and no financial maintenance covenants that are more restrictive than those in this Agreement, and (e) such Secured Indebtedness does not have negative covenants and/or default provisions that are materially more restrictive than those contained in this Agreement (as certified, in the case of this clause (e), by a Financial Officer pursuant to a certificate reasonably acceptable to the Administrative Agent, which certificate, upon acceptance by the Administrative Agent, shall be conclusive as to compliance with this clause (e)).

“Participant” has the meaning set forth in Section 9.05.

“Participating Member State” means any member state of the EMU which has the Euro as its lawful currency.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Encumbrances” means:

(a)          Liens imposed by law for taxes that are not yet due or are being contested in compliance with Section 5.04;

(b)         carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 5.04;

(c)          pledges and deposits made in the ordinary course of business in compliance with workers’ compensation (or pursuant to letters of credit issued in connection with such workers’ compensation compliance), unemployment insurance and other social security laws or regulations;

(d)         deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds, letters of credit and other obligations of a like nature, in each case in the ordinary course of business;

(e)          judgment liens in respect of judgments that do not constitute an Event of Default under clause (j) of Article VII;

(f)            easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any Restricted Subsidiary; and

(g)         Liens securing obligations in respect of trade-related letters of credit and covering the goods (or the documents of title in respect of such goods) financed or the purchase of which is supported by such letters of credit and the proceeds and products thereof.

“Permitted Holders” means any one or more of (a) LMC, (b) John C. Malone, (c) each of the respective Affiliated Persons of the Person referred to in clause (b) and (d) any Person a majority of the aggregate voting power of all the outstanding classes or series of the equity securities of which are beneficially owned by any one or more of the Persons referred to in clauses (a), (b) or (c).

“person” and “group” have the meanings given to them for purposes of Section 13(d) and 14(d) of the Exchange Act or any successor provisions, and the term “group” includes any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of rule 13d-5(b)(1) under the Exchange Act, or any successor provision.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means an employee pension plan as defined in Section 3(2) of ERISA (other than a Multiemployer Plan), subject to the provisions of Section 302 and Title IV of ERISA or Section 412 of the Code, and in respect of which the Borrower or any ERISA Affiliate is (or if such plan were terminated, would under Section 4062 or 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Pledge Agreement” means the Security Agreement dated as of June 16, 2009, as amended and restated as of September 25, 2009, March 23, 2010 and the Closing Date, by the Borrower and each other holder of any Equity Interest in a Material Domestic Subsidiary, substantially in the form of Exhibit D.

“Pricing Grid” means, initially the first table below.  If, at any time when the “Pricing Grid” is the first table below, the Borrower meets the conditions under Section 9.16(b) for a release of the Collateral and the LMC Collateral, the Borrower may notify the Administrative Agent in writing that (i) such conditions have been met, (ii) either the Collateral or the LMC Collateral (or both) continues to secure the Obligations and (iii) the Borrower elects to use the second table below as the Pricing Grid, and upon such notification “Pricing Grid” means the second table below.  If, at any time when the “Pricing Grid” is the second table below, either (a) Section 9.16(c) requires new pledges of any released Collateral and LMC Collateral (regardless of whether any such release occurred) or (b) neither the Collateral nor the LMC Collateral secure the “Obligations,” then “Pricing Grid” means the first table below, and the Borrower shall promptly notify the Administrative Agent in writing of the change in Pricing Grid.

Consolidated Leverage Ratio	Commitment Fee Rate	Applicable Rate for Eurocurrency Loans	Applicable Rate for ABR Loans
>3.00:1.00	0.625%	3.00%	2.00%
>2.50:1.00 and <3.00:1.00	0.500%	2.75%	1.75%
>2.00:1.00 and <2.50:1.00	0.375%	2.50%	1.50%
>1.50:1.00 and <2.00:1.00	0.250%	2.25%	1.25%
<1.50:1.00	0.250%	2.00%	1.00%

Consolidated Leverage Ratio	Commitment Fee Rate	Applicable Rate for Eurocurrency Loans	Applicable Rate for ABR Loans
>3.00:1.00	0.625%	2.75%	1.75%
>2.50:1.00 and <3.00:1.00	0.500%	2.50%	1.50%
>2.00:1.00 and <2.50:1.00	0.375%	2.25%	1.25%
>1.50:1.00 and <2.00:1.00	0.250%	2.00%	1.00%
<1.50:1.00	0.250%	1.75%	0.75%

For the purposes of the Pricing Grid, changes in the Applicable Rate and Commitment Fee Rate resulting from changes in the Consolidated Leverage Ratio shall become effective on the date (the “Adjustment Date”) on which financial statements are delivered to the Lenders pursuant to Section 5.01 and shall remain in effect until the next change to be effected pursuant to this paragraph.  If at any time the Borrower notifies the Administrative Agent that both (i) the Loans or any outstanding notes of the Borrower that are not secured by collateral not also securing the Loans are rated either BBB- or better by Standard & Poor’s or Baa3 or better by Moody’s (an “Investment Grade Rating”), and (ii) no Default or Event of Default has occurred and is continuing, then each of the Applicable Rates in the Pricing Grid will be adjusted downward by 0.25% at each level and for each type of loan until such time as the Investment Grade Rating is no longer applicable (an “Investment Grade Rating Decrease”).  Notwithstanding the foregoing, if any financial statements referred to above are not delivered within the time periods specified in Section 5.01, then, until the date on which such financial statements are delivered, the highest rate set forth in each column of the Pricing Grid (as adjusted by any Investment Grade Rating Decrease) shall apply.  In addition, at all times while an Event of Default shall have occurred and be continuing, the highest rate set forth in each column of the Pricing Grid (as adjusted by any Investment Grade Rating Decrease) shall apply.  Each determination of the Consolidated Leverage Ratio pursuant to the Pricing Grid shall be made in a manner consistent with the determination thereof pursuant to Section 6.10.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A. as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Priority Indebtedness” means (i) Indebtedness of any Restricted Subsidiary (whether secured or unsecured) and (ii) any Secured Indebtedness of the Borrower, but excluding in the case of clauses (i) and (ii) Indebtedness permitted pursuant to clauses (a), (b) and (c) of Section 6.01.

“Refinancing Indebtedness” means Indebtedness of the Borrower or a Restricted Subsidiary incurred in exchange for, or the proceeds of which are used to redeem or refinance in whole or in part, any Indebtedness of the Borrower or any Restricted Subsidiary (the “Refinanced Indebtedness”); provided that:

(a)                                  the principal amount of the Refinancing Indebtedness does not exceed the principal amount of the Refinanced Indebtedness (or, if less, the portion of the principal amount required to be paid in connection with the refinancing) plus the amount of accrued and unpaid interest on the Refinanced Indebtedness, any reasonable premium paid to the holders of the Refinanced Indebtedness and reasonable expenses incurred in connection with the incurrence of the Refinancing Indebtedness;

(b)                                 the obligor of Refinancing Indebtedness does not include any Person (other than the Borrower or any Restricted Subsidiary) that is not an obligor of the Loans;

(c)                                  if the Refinanced Indebtedness was subordinated in right of payment to the Loans or the Subsidiary Guarantee, as the case may be, then such Refinancing Indebtedness, by its terms, is subordinate in right of payment to the Loans or the Subsidiary Guarantee, as the case may be, at least to the same extent as the Refinanced Indebtedness;

(d)                                 the Refinancing Indebtedness has a final stated maturity either (a) no earlier than the Refinanced Indebtedness being repaid or amended or (b) after the date that is six months after the last maturity date applicable to the Loans at the time the Refinancing Indebtedness is incurred; and

(e)                                  the portion, if any, of the Refinancing Indebtedness that is scheduled to mature on or prior to the last maturity date applicable to the Loans at the time the Refinancing Indebtedness is incurred has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred that is equal to or greater than the Weighted Average Life to Maturity of the portion of the Refinanced Indebtedness being repaid that is scheduled to mature on or prior to the last maturity date applicable to the Loans at the time the Refinancing Indebtedness is incurred (provided that Refinancing Indebtedness in respect of Refinanced Indebtedness that has no amortization may provide for amortization installments, sinking fund payments, serial maturity dates or other required payments of principal of up to 1% of the aggregate principal amount per annum).

“Register” has the meaning set forth in Section 9.05(b)(iv).

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Reorganization” means, with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Required Lenders” means, subject to Section 2.18(b), at any time, the holders of more than 50% of the sum of (i) the aggregate unpaid principal amount of the Incremental Term Loans then outstanding, if any, and (ii) the Total Revolving Commitments then in effect or, if the Revolving Commitments have been terminated, the Total Revolving Loans then outstanding.

“Requirement of Law” means, as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Borrower or any Restricted Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests or any option, warrant or other right to acquire any such Equity Interests.

“Restricted Subsidiary” means any subsidiary of the Borrower other than Unrestricted Subsidiaries.

“Revolving Commitment” means, as to any Revolving Lender, the obligation of such Revolving Lender to make Revolving Loans and purchase participation interests in Letters of Credit in an aggregate principal amount not to exceed the amount set forth under the heading “Revolving Commitment” opposite such Lender’s name on Schedule 1.01A or in the Assignment and Assumption or New Lender Supplement pursuant to which such Revolving Lender became a party hereto, as the same may be changed from time to time pursuant to the terms of this Agreement.  The original aggregate Dollar Amount of all Revolving Commitments is $2,000,000,000.

“Revolving Commitment Percentage” means, with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Revolving Commitment at such time to the Total Revolving Commitments at such time.

“Revolving Commitment Period” means the period from and including the Closing Date to the Revolving Termination Date.

“Revolving Facility” has the meaning set forth in the definition of “Facility”.

“Revolving Fee Payment Date” means (a) the third Business Day following the last day of each March, June, September and December during the Revolving Commitment Period and (b) the last day of the Revolving Commitment Period.

“Revolving Lender” means each Lender that has a Revolving Commitment or that holds Revolving Loans.

“Revolving Loans” has the meaning set forth in Section 2.01(a).

“Revolving Termination Date” means the fifth anniversary of the Closing Date.

“Secured Indebtedness” means Indebtedness of the Borrower secured by any Lien on the assets of the Borrower.

“Specified Swap Agreement” means any Swap Agreement listed on Schedule 1.01C and any other Swap Agreement in respect of interest rates or currency exchange rates entered into by the Borrower or any Subsidiary Guarantor and any Person that is a Lender or an affiliate of a Lender at the time such Swap Agreement is entered into.

“Standard & Poor’s” means Standard & Poor’s Rating Services.

“Sterling” and “£” mean the lawful currency of the United Kingdom.

“Stock Compensation Plans” means compensation plans in connection with which the Borrower and its Restricted Subsidiaries make payments to LMC and its Affiliates in consideration for securities of LMC issued to employees of the Borrower and its Restricted Subsidiaries.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, Controlled or held by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary Guarantee” means the Subsidiary Guarantee Agreement to be executed and delivered by each Material Domestic Subsidiary, substantially in the form of Exhibit C.

“Subsidiary Guarantor” means each Domestic Subsidiary that is a party to the Subsidiary Guarantee.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or the Restricted Subsidiaries shall be a Swap Agreement.

“Swiss Franc” means the lawful currency of Switzerland.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Total Percentage” means, with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Aggregate Exposure at such time to the Aggregate Exposure of all Lenders at such time.

“Total Revolving Commitments” means, at any time, the aggregate amount of the Revolving Commitments then in effect.

“Total Revolving Loans” means, at any time, the aggregate amount of the Revolving Loans of the Revolving Lenders outstanding at such time.

“Transactions” means the execution, delivery and performance by the Borrower of this Agreement, the execution, delivery and performance by the Credit Parties of the other Credit Documents, the borrowing of Loans and the use of proceeds thereof.

“Type” means, as to any Loan, its nature as an ABR Loan or a Eurocurrency Loan.

“Unrestricted Subsidiary” means (a) any subsidiary of the Borrower listed on Schedule 1.01B, (b) any subsidiary of the Borrower that is designated as an Unrestricted Subsidiary by the Borrower after the Closing Date in a written notice to the Administrative Agent and (c) any subsidiary of any subsidiary described in clause (a) or (b) above, provided, that, in each case, (i) at no time shall any creditor of any such subsidiary have any claim (whether pursuant to a Guarantee or otherwise) against the Borrower or any of its Restricted Subsidiaries in respect of any Indebtedness or other obligation (except for obligations arising by operation of law, including joint and several liability for taxes, ERISA and similar items) of any such subsidiary (collectively, “Unrestricted Subsidiary Support Obligations”), except pursuant to Investments permitted by Section 6.11; (ii) neither the Borrower nor any of its Restricted Subsidiaries shall become a general partner of any such subsidiary; (iii) no default with respect to any Indebtedness of any such subsidiary (including any right which the holders thereof may have to take enforcement action against any such subsidiary), shall permit solely as a result of such Indebtedness being in default or accelerated (upon notice, lapse of time or both) any holder of any Indebtedness of the Borrower or its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its final scheduled maturity; (iv) no such subsidiary shall own any Equity Interests of, or own or hold any Lien on any property of, the Borrower or any

Restricted Subsidiary; (v) no Investments may be made in any such subsidiary by the Borrower or any Restricted Subsidiary except to the extent permitted under Section 6.11(f) or (h) (it being understood that, if a subsidiary is designated as an Unrestricted Subsidiary after the Closing Date, the aggregate fair market value of all outstanding Investments owned by the Borrower and its Restricted Subsidiaries in the subsidiary so designated shall be deemed to be an Investment made as of the time of such designation and shall be subject to the limits set forth in Section 6.11(f) or (h), as applicable); (vi) the Borrower shall not directly own any Equity Interests in such subsidiary; (vii) at the time of such designation, no Default shall have occurred and be continuing or would result therefrom; and (viii) at the time of such designation, after giving pro forma effect thereto, the Consolidated Leverage Ratio shall be less than or equal to the Consolidated Leverage Ratio then required to be maintained by the Borrower pursuant to Section 6.10.  It is understood that Unrestricted Subsidiaries shall be disregarded for the purposes of any calculation pursuant to this Agreement relating to financial matters with respect to the Borrower.

The Borrower may revoke the designation of a subsidiary as an Unrestricted Subsidiary pursuant to a written notice to the Administrative Agent so long as, after giving pro forma effect to such revocation, (i) the Consolidated Leverage Ratio shall be less than or equal to the Consolidated Leverage Ratio then required to be maintained by the Borrower pursuant to Section 6.10 and (ii) no Default shall be in existence.  In addition, if any of the requirements specified in the first sentence of this definition ceases at any time to be complied with as to any Unrestricted Subsidiary, the designation thereof shall automatically be deemed to be revoked without requirement of any action by any Person on the date that is 30 days after the Borrower or any of its Subsidiaries has obtained knowledge of such noncompliance, unless such noncompliance has been cured prior to such date.  Any revocation described in the preceding two sentences is referred to herein as a “Revocation”.  Upon any Revocation, such Unrestricted Subsidiary shall constitute a Restricted Subsidiary for all purposes of this Agreement and the Borrower shall comply with Section 5.09 if such Subsidiary is a Material Domestic Subsidiary.  In the case of any Revocation, if the designation of such subsidiary as an Unrestricted Subsidiary caused the available basket amount referred to in Section 6.11(f) or (h), as applicable, to be utilized by an amount equal to the aggregate fair market value of all outstanding Investments owned by the Borrower and its Restricted Subsidiaries in the subsidiary so designated (the amount so utilized, the “Designation Amount”), then, effective upon such Revocation, the relevant available basket amount shall be increased by the lesser of (i) the Designation Amount and (ii) the aggregate fair market value of all outstanding Investments owned by the Borrower and its Restricted Subsidiaries in such subsidiary at the time of such Revocation.  Any subsidiary as to which any Revocation has been made may not subsequently be designated as an Unrestricted Subsidiary.

“Unrestricted Subsidiary Support Obligations” has the meaning assigned to such term in the definition of “Unrestricted Subsidiary”.

“Weighted Average Life to Maturity” when applied to any Indebtedness at any date, means the number of years obtained by dividing (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof by (ii) the number of years (calculated to the nearest one-twelfth) that shall elapse between such date and the making of such payment by (b) the then outstanding principal amount of such Indebtedness.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Yen” and “¥” mean the lawful currency of Japan.

SECTION 1.02.   Classification of Loans and Borrowings.  For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurocurrency Loan”) or by Class and Type (e.g., a “Eurocurrency Revolving Loan”).  Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Eurocurrency Borrowing”) or by Class and Type (e.g., a “Eurocurrency Revolving Borrowing”).

SECTION 1.03.   Pro Forma Determinations.  Whether or not specified elsewhere herein, in order to determine that no Default shall have occurred and be continuing after giving effect to a particular transaction or event, such determination shall require, without limitation, a determination that the Borrower would be in compliance with Section 6.10 after giving effect thereto.

SECTION 1.04.   Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.  The foregoing standards shall also apply to the other Credit Documents.

SECTION 1.05.   Accounting Terms; GAAP.  Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that for purposes of any determinations associated with leases, including, without limitation, determinations of whether such leases are capital leases, whether obligations under such leases are Capital Lease Obligations, the amount of any Capital Lease Obligations associated with such leases, and the amount of operating expenses associated with such leases, Consolidated EBITDA, Indebtedness and the Consolidated Leverage Ratio shall be determined based on generally accepted accounting principles in the United States of America in effect on the Closing Date; provided further that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

SECTION 1.06.   Change of Currency.  Each provision of this Agreement also shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify after consultation with the Borrower to be appropriate to the extent necessary to reflect a change in currency of any country and any relevant market conventions or practices relating to such change in currency.

SECTION 1.07.   Currency Equivalents Generally.  Unless the context otherwise requires, any amount specified in this Agreement to be in Dollars shall also include the Dollar Amount of any Alternative Currency.  The maximum amount of Indebtedness and other threshold amounts that the Borrower and its Restricted Subsidiaries may incur under Article VI shall not be deemed to be exceeded, with respect to any outstanding Indebtedness and other threshold amounts solely as a result of fluctuations in the exchange rate of currencies.  When calculating capacity for the incurrence of additional Indebtedness and other threshold amounts by the Borrower and any Restricted Subsidiary, the exchange rate of currencies shall be measured as of the date of such calculation.

ARTICLE II

The Credits

SECTION 2.01.   Revolving Commitments.

(a)                                        Subject to the terms and conditions hereof, from time to time during the Revolving Commitment Period, each Revolving Lender severally agrees to make to the Borrower revolving credit loans denominated in Dollars or an Alternative Currency (“Revolving Loans”) in an aggregate principal amount that will not result at the time of such Borrowing in (A) the Dollar Amount of such Lender’s Outstanding Revolving Credit under the Revolving Commitments exceeding such Lender’s Revolving Commitment or (B) the Dollar Amount of Revolving Loans in Alternative Currencies exceeding the Alternative Currency Revolving Sublimit.  During the Revolving Commitment Period the Borrower may use the Revolving Commitments by borrowing, prepaying the Revolving Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof.  The Revolving Loans may from time to time be Eurocurrency Loans or, in the case of Revolving Loans in Dollars, ABR Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.03 and 2.05.

(b)                                       Each Revolving Loan under the Revolving Commitments shall be made as part of a Borrowing consisting of Revolving Loans made by the Revolving Lenders thereunder ratably in accordance with their respective Revolving Commitments.  The failure of any Revolving Lender to make any Revolving Loan required to be made by it shall not relieve any other Revolving Lender of its obligations hereunder; provided that the Revolving Commitments of the Revolving Lenders are several and no Revolving Lender shall be responsible for any other Revolving Lender’s failure to make Revolving Loans as required.

(c)                                        At the commencement of each Interest Period for any Eurocurrency Revolving Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000 (or comparable amounts determined by the Administrative Agent in the case of Alternative Currency).  At the time that each ABR Revolving Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000; provided that an ABR Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the Total Revolving Commitments.  Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of 15 Eurocurrency Revolving Borrowings outstanding.

SECTION 2.02.   Incremental Revolving Commitments and Incremental Term Loans.

(a)                                        The Borrower and one or more Lenders (including New Lenders reasonably acceptable to the Administrative Agent) may from time to time agree that such Lenders shall incur Incremental Revolving Commitments by executing and delivering to the Administrative Agent an

Incremental Revolving Commitment Activation Notice specifying (i) the amount of the Incremental Revolving Commitments and (ii) the applicable Incremental Revolving Commitment Closing Date.  Notwithstanding the foregoing, (1) (A) the aggregate amount of Incremental Revolving Commitments plus the aggregate amount of Incremental Term Loans shall not exceed $1,000,000,000 minus the outstanding principal amount of Pari Passu Indebtedness (other than the Existing Notes) incurred pursuant to Section 6.01(b), (B) no Incremental Revolving Commitments may be incurred if a Default would be in existence immediately before or after giving pro forma effect thereto and to any concurrent transactions and any substantially concurrent use of the proceeds thereof, and (C) after giving pro forma effect thereto and to any concurrent transactions, the Consolidated Leverage Ratio shall be less than or equal to the Consolidated Leverage Ratio then required to be maintained by the Borrower pursuant to Section 6.10, and (2) unless otherwise agreed by the Administrative Agent, (A) each increase effected pursuant to this paragraph shall be in a minimum amount of at least $100,000,000 and (B) no more than four Incremental Revolving Commitment Activation Notices may be delivered by the Borrower after the Closing Date.  No existing Lender shall have any obligation to incur any Incremental Revolving Commitments unless it agrees to do so in its sole discretion.

(b)                                       The Borrower and any one or more Lenders (including New Lenders) may from time to time agree that such Lenders shall make Incremental Term Loans by executing and delivering to the Administrative Agent an Incremental Term Facility Activation Notice specifying (i) the amount of such Incremental Term Loans, (ii) the applicable Incremental Term Facility Closing Date, (iii) the applicable Incremental Term Maturity Date, (iv) the amortization schedule for such Incremental Term Loans, which shall comply with Section 2.07(a), (v) the Applicable Rate for such Incremental Term Loans, (vi) the proposed original issue discount applicable to such Incremental Term Loans, if any, (vii) if applicable, the manner in which prepayments of such Incremental Term Loans shall be applied to the installments thereof, and (viii) any other terms (including mandatory prepayment provisions, if any) applicable to such Incremental Term Loans acceptable to the Borrower and the Administrative Agent that are consistent with the terms of this Section 2.02(b) and Section 2.07(a).  Notwithstanding the foregoing, (1) (A) the aggregate amount of Incremental Revolving Commitments plus the aggregate amount of Incremental Term Loans shall not exceed $1,000,000,000 minus the outstanding principal amount of Pari Passu Indebtedness (other than the Existing Notes) incurred pursuant to Section 6.01(b), (B) no Incremental Term Loans may be incurred if a Default would be in existence immediately before or after giving pro forma effect thereto and to any concurrent transactions and any substantially concurrent use of the proceeds thereof, (C) after giving pro forma effect thereto and to any concurrent transactions, the Consolidated Leverage Ratio shall be less than or equal to the Consolidated Leverage Ratio then required to be maintained by the Borrower pursuant to Section 6.10, and (D) the covenants and events of default applicable to any Incremental Term Loan shall be no more favorable to the Incremental Term Lenders (or more restrictive on the Borrower and its Restricted Subsidiaries) than those applicable to the Revolving Loans; and (2) unless otherwise agreed by the Administrative Agent, (A) each increase effected pursuant to this paragraph shall be in a minimum amount of at least $100,000,000 and (B) no more than four Incremental Term Facility Activation Notices may be delivered by the Borrower after the Closing Date.  No existing Lender shall have any obligation to make any Incremental Term Loans unless it agrees to do so in its sole discretion.

(c)                                        Any additional bank, financial institution or other entity which, with the consent of the Borrower, elects to become a “Lender” under this Agreement in connection with any transaction described in Section 2.02(a) or 2.02(b) shall execute a New Lender Supplement (each, a “New Lender Supplement”), substantially in the form of Exhibit G-1, whereupon such bank, financial institution or other entity (a “New Lender”) shall become a Lender for all purposes and to the same extent as if originally a party hereto and shall be bound by and entitled to the benefits of this Agreement and the other Credit Documents.

(d)                                       With respect to Incremental Revolving Commitments, each Lender that is acquiring an Incremental Revolving Commitment on an Incremental Revolving Commitment Closing Date shall make a Revolving Loan, the proceeds of which will be used to prepay the Revolving Loans of the Revolving Lenders (other than such Lender and the other Lenders acquiring an Incremental Revolving Commitment) outstanding immediately prior to such Incremental Revolving Commitment Closing Date, so that, after giving effect thereto, each Revolving Lender (including each Lender that is acquiring an Incremental Revolving Commitment) holds its Revolving Commitment Percentage of the Revolving Loans outstanding after giving effect to such Incremental Revolving Commitment on such Incremental Revolving Commitment Closing Date.  If there is a new Revolving Borrowing on such Incremental Revolving Commitment Closing Date, the Revolving Lenders after giving effect to such Incremental Revolving Commitments shall make such Revolving Loans in accordance with Section 2.01.

SECTION 2.03.   Procedure for Revolving Loan Borrowing.

(a)                                        To request a Revolving Borrowing on any Business Day, the Borrower shall notify the Administrative Agent of such request by telephone (which notice must be received by the Administrative Agent prior to 12:00 noon, New York City time (or in the case of an Alternative Currency, 11:00 a.m., London time) (x) not less than three Business Days prior to the requested Borrowing Date, in the case of Eurocurrency Loans, or (y) on the requested Borrowing Date, in the case of ABR Loans).  Each such telephonic borrowing request shall be irrevocable and shall be confirmed promptly in writing.  Each such telephonic and written borrowing request shall specify the amount, Facility, currency and Type of Borrowing to be borrowed and the requested Borrowing Date.  Upon receipt of such notice, the Administrative Agent shall promptly notify each relevant Revolving Lender thereof.  For the avoidance of doubt, all Revolving Loans made in Alternative Currencies shall be Eurocurrency Loans.

(b)                                       If no election as to the Type of Revolving Borrowing is specified for a Revolving Borrowing in Dollars, then the requested Revolving Borrowing shall be an ABR Borrowing.  If no Interest Period is specified with respect to any requested Eurocurrency Revolving Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.  If no currency is specified, the requested Borrowing shall be in Dollars.  In making any determination of the Dollar Amount for purposes of calculating the amount of Revolving Loans to be borrowed from the respective Lenders on any date, the Administrative Agent shall use the relevant Exchange Rate in effect on the date on which the Borrower delivers a borrowing request for such Revolving Loans pursuant to the provisions of Section 2.03(a).

SECTION 2.04.   Funding of Borrowings.

(a)                                        Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 2:00 p.m., New York City time, in the case of any Loan denominated in Dollars, and by the Applicable Time specified by the Administrative Agent, in the case of any Loan denominated in an Alternative Currency, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders.  The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower maintained with the Administrative Agent in New York City.

(b)                                       Unless the Administrative Agent shall have received notice from a Lender prior to the proposed time of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation in the relevant currency or (ii) in the case of the Borrower, the interest rate applicable to such Loans in the case of a Loan in Dollars or the applicable LIBO Rate in the case of a Loan in an Alternative Currency.  If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

SECTION 2.05.   Interest Elections.

(a)                                        Each Borrowing denominated in Dollars initially shall be of the Type specified in the applicable borrowing request, and each Eurocurrency Borrowing in Dollars or an Alternative Currency shall have an initial Interest Period as specified in such borrowing request.  Thereafter, the Borrower may elect to convert any Borrowing denominated in Dollars of any Class to a different Type or to continue such Borrowing as the same Type and may elect successive Interest Periods for any Eurocurrency Borrowing in Dollars or an Alternative Currency, all as provided in this Section.  The Borrower may elect different Types or Interest Periods, as applicable, with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the relevant Lenders holding the Loans comprising the relevant portion of such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b)                                       To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a request for a Revolving Borrowing would be required under Section 2.03, if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election.  Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly in writing.

(c)                                        Each telephonic and written Interest Election Request shall specify (i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing), (ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day, (iii) in the case of a Borrowing denominated in Dollars, whether the resulting Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing, and (iv) if the resulting Borrowing is a Eurocurrency Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.  If any such Interest Election Request requests a Eurocurrency Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d)                                       Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each relevant Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)                                        If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurocurrency Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be continued as such for an Interest Period of one month.  Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the

Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing in Dollars may be converted to or continued as a Eurocurrency Borrowing and (ii) unless repaid, each Eurocurrency Borrowing denominated in Dollars shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto and (iii) each Eurocurrency Borrowing in an Alternative Currency shall be continued as such for an Interest Period of not more than one month.

SECTION 2.06.   Termination and Reduction of Commitments.  The Borrower shall have the right, upon not less than three Business Days’ notice to the Administrative Agent, to terminate the Revolving Commitments or, from time to time, to reduce the amount of the Revolving Commitments; provided that no such termination or reduction of Revolving Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Loans made on the effective date thereof, the Outstanding Revolving Credits would exceed the Total Revolving Commitments.  Any such reduction shall be in an amount equal to an integral multiple of $1,000,000 and not less than $5,000,000 and shall reduce permanently the Revolving Commitments then in effect.

SECTION 2.07.   Repayment of Loans; Evidence of Debt.

(a)                                        The Incremental Term Loans of each Incremental Term Lender shall mature in one or more installments as specified in the Incremental Term Facility Activation Notice pursuant to which such Incremental Term Loans were made, provided that except in the case of the final installment, (i) such installments shall be no more frequent than quarterly and (ii) the aggregate amount of such installments for any four consecutive fiscal quarters shall not exceed $100,000,000 in the aggregate for all outstanding Incremental Term Loans and any Pari Passu Indebtedness (other than the Existing Notes) issued pursuant to Section 6.01(b).

(b)                                       The Borrower shall repay the then unpaid principal amount of each Revolving Loan on the Revolving Termination Date.

(c)                                        Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(d)                                       The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the currency, Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the relevant Lenders and each relevant Lender’s share thereof.

(e)                                        The entries made in the accounts maintained pursuant to paragraph (c) or (d) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

SECTION 2.08.   Prepayments.

(a)                                        The Borrower may at any time and from time to time prepay Loans, in whole or in part, without premium or penalty, upon irrevocable notice delivered to the Administrative Agent no later than 12:00 noon, New York City time (or in the case of an Alternative Currency, 11:00 a.m., London time), not less than three Business Days prior thereto, in the case of Eurocurrency Loans, and no later than 12:00 noon, New York City time, on the date of such notice, in the case of ABR Loans, which notice shall specify the date and amount of prepayment and the Loans to be prepaid; provided that, if a Eurocurrency Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 2.13.  Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.  If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with (except in the case of Revolving Loans that are ABR Loans) accrued interest to such date on the amount prepaid.  Partial prepayments of Loans shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000 (or comparable amounts determined by the Administrative Agent in the case of Alternative Currency).

(b)                                       If at any time for any reason the sum of the Dollar Amount of Outstanding Revolving Credit exceeds the Total Revolving Commitments, the Borrower shall upon learning thereof, or upon the request of the Administrative Agent, immediately prepay the Revolving Loans in an aggregate principal amount at least equal to the amount of such excess; provided that solely with respect to any excess resulting from currency exchange rate fluctuations, this Section 2.08(b) shall not apply unless, on the last day of any fiscal quarter of the Borrower, the Dollar Amount of Outstanding Revolving Credit exceeds the Total Revolving Commitments by more than 2.5% as a result of such fluctuations.

SECTION 2.09.   Fees.

(a)                                              The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender a commitment fee in Dollars for the period from and including the Closing Date to the last day of the Revolving Commitment Period, computed at the applicable Commitment Fee Rate on the average daily Dollar Amount of the Available Revolving Commitment of such Lender during the period for which payment is made, payable quarterly in arrears on each Revolving Fee Payment Date, commencing on the first such date to occur after the Closing Date.

(b)                                       The Borrower agrees to pay (i) to the Administrative Agent for the account of each Revolving Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Rate used to determine the interest rate applicable to Eurodollar Revolving Loans on the average daily Dollar Amount of such Revolving Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Closing Date to but excluding the later of the date on which such Revolving Lender’s Revolving Commitment terminates and the date on which such Revolving Lender ceases to have any LC Exposure, and (ii) to the Issuing Bank a fronting fee, which shall accrue at the rate of 0.125% per annum on the average daily amount of the LC Exposure of the Letters of Credit issued by it (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Closing Date to but excluding the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any such LC Exposure, as well as the fees agreed by the Issuing Bank and the Borrower with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder.  Participation fees and fronting fees will be payable quarterly in arrears on each Revolving Fee Payment Date, commencing on the first such date to occur after the Closing Date; provided that any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand.  Any other fees payable to the Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand.  All participation fees and fronting fees shall be computed on the basis of a year of 365/366 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c)                                              The Borrower agrees to pay to the Administrative Agent the fees in the amounts and on the dates as set forth in any fee agreements with the Administrative Agent and to perform any other obligations contained therein.

(d)                                             All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, in the case of commitment fees, to the Revolving Lenders.  Fees paid shall not be refundable under any circumstances.  All per annum fees shall be computed on the basis of a year of 365/366 days for actual days elapsed; provided that commitment fees shall be computed on the basis of a year of 360 days.

SECTION 2.10.   Interest.

(a)                                              The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b)                                             The Loans comprising each Eurocurrency Borrowing in any currency shall bear interest at the LIBO Rate for such currency for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c)                                             Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans under the relevant Facility as provided in paragraph (a) of this Section (in the case of such other amount in Dollars) or 2% plus the daily weighted average rate of all Loans under the relevant Facility in the relevant Alternative Currency (in the case of any such other amount in such Alternative Currency).

(d)                                             Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in addition, in the case of Revolving Loans, upon termination of the Revolving Commitments; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Revolving Commitment Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurocurrency Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e)                                              All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate and Eurocurrency Loans in Sterling shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  The applicable Alternate Base Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.11.   Alternate Rate of Interest.  If prior to the commencement of any Interest Period for a Eurocurrency Borrowing:

(a)                                        the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the LIBO Rate for such Interest Period; or

(b)                                       the Administrative Agent is advised by the Required Lenders that the LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing in Dollars as, a Eurocurrency Borrowing shall be ineffective and the Loans shall be converted to an ABR Borrowing and (ii) if any borrowing request requests a Eurocurrency Borrowing, such Borrowing, if denominated in Dollars, shall be made as an ABR Borrowing, and if such borrowing request requests a Borrowing denominated in an Alternative Currency or if any Interest Election Request requests the continuation of a Eurocurrency Borrowing in an Alternate Currency, such Borrowing or continuation shall be made or continued as a Borrowing bearing interest at an interest rate reasonably determined by the Administrative Agent, after consultation with the Borrower and the applicable Lenders, to compensate the applicable Lenders for such Borrowing in such currency for the applicable period plus the Applicable Rate; provided that if the circumstances giving rise to such notice affect only Borrowings in one currency, then Borrowings in other currencies will not be affected by the provisions of this Section.

SECTION 2.12.   Increased Costs.

(a)                                        If any Change in Law shall:

(i)   impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (including any reserve for eurocurrency funding that may be established or reestablished under Regulation D of the Board); or

(ii)   impose on any Lender or the London interbank market any other condition affecting this Agreement or Eurocurrency Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurocurrency Loan (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b)                                       If any Lender determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)                                              A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error.  The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)                                             Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.13.   Break Funding Payments.  In the event of (a) the payment of any principal of any Eurocurrency Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurocurrency Loan on the date specified in any notice delivered pursuant hereto or (d) the assignment of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.16, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event.  In the case of a Eurocurrency Loan, such loss, cost or expense to any Lender shall be deemed to be an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits in the relevant currency of a comparable amount and period from other banks in the eurocurrency market (but not less than the available LIBO rate quoted for the LIBO interest period equal to the period from the date of such event to the last day of the then current Interest Period, or if there is no such LIBO interest period, the lower of the LIBO rates quoted for the closest LIBO interest periods that are longer and shorter than such period).  A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error.  The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

SECTION 2.14.   Taxes.

(a)                                        Any and all payments by or on account of any obligation of the Borrower hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent or Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b)                                       In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)                                        The Borrower shall indemnify the Administrative Agent and each Lender, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent or such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto (excluding penalties and interest attributable to actions or omissions of the Administrative Agent or such Lender), whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender, or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.  The Borrower shall be entitled to contest with the relevant Governmental Authority, pursuant to applicable law and at its own expense, any Indemnified Taxes or Other Taxes that it is ultimately obligated to pay, and the Administrative Agent or Lender shall reasonably cooperate with any such contest.  This Section shall not be construed to require the Administrative Agent or Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.  The Administrative Agent and each Lender shall give prompt notice of any Indemnified Taxes or Other Taxes imposed or asserted on it, provided however that the Administrative Agent or such Lender’s failure to give such prompt notice to the Borrower shall not constitute a defense to any claim for indemnification by the Administrative Agent’s or such Lender unless, and only to the extent that, such failure materially prejudices the Borrower.

(d)                                       As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent a copy, or if reasonably available to the Borrower a certified copy, of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)                                        Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to any payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate.  In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation (including without limitation, Internal Revenue Service documentation such as a W8BEN or a W8ECI tax form) reasonably requested by the Borrower or the Administrative Agent to determine whether such Lender is subject to withholding or information reporting requirements.

(f)                                          If the Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund of or credit against any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.14, it shall pay over such refund or credit to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.14 with respect to the Taxes or Other Taxes giving rise to such refund or credit, and, with respect to a credit, only to the extent that such credit actually reduces the Taxes otherwise payable by such Lender or Administrative Agent for any completed year, with the determination of the extent to which such credit actually reduces the Taxes otherwise payable by such Lender or Administrative Agent to be made in the reasonable determination of such Administrative Agent or Lender), net of all reasonable out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund or credit); provided, that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority (but excluding any penalties, interest or other charges attributable to actions or omissions of the Administrative Agent or such Lender)) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund or credit to such Governmental Authority.  The Administrative Agent and each Lender will pursue any such refund or credit against Taxes or Other Taxes if the Administrative Agent or such Lender reasonably determines that it is likely to receive such refund or credit.  This Section shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

SECTION 2.15.   Pro Rata Treatment and Payments.

(a)                                        Each borrowing of Revolving Loans by the Borrower from the Revolving Lenders and any reduction of the Revolving Commitments of the Revolving Lenders shall be made pro rata according to the respective Revolving Commitments then held by the Revolving Lenders.  Each payment by the Borrower on account of any commitment fee or any letter of credit fee shall be paid ratably to the Revolving Lenders entitled thereto.

(b)                                       Each prepayment by the Borrower on account of principal of the Revolving Loans shall be made pro rata according to the respective outstanding principal amounts of the Revolving Loans then held by the Revolving Lenders.  All repayments of principal of the Revolving Loans at stated maturity or upon acceleration shall be allocated pro rata according to the respective outstanding principal amounts of the matured or accelerated Revolving Loans then held by the relevant Revolving Lenders.  All payments of interest in respect of the Revolving loans shall be allocated pro rata according to the outstanding interest payable then owed to the relevant Revolving Lenders.  Notwithstanding the foregoing, (A) any amount payable to a Defaulting Lender under this Agreement (whether on account of principal, interest, fees or otherwise but excluding any amount that would otherwise be payable to such Defaulting Lender pursuant to Section 2.16 and Section 9.05) shall, in lieu of being distributed to such Defaulting Lender, be retained by the Administrative Agent in a segregated interest-bearing account and, subject to any applicable requirements of law, be applied at such time or times as may be determined by the Administrative Agent: (1) first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent and the Issuing Bank hereunder (including amounts owed under Section 2.09(b) or 9.04(c)), (2) second, to the funding of any Revolving Loan or LC Disbursement required by this Agreement, as determined by the Administrative Agent, (3) third, if so determined by the Administrative Agent and Borrower, held in such account as cash collateral for future funding obligations of the Defaulting Lender under this Agreement, (4) fourth, pro rata, to the payment of any amounts owing to the Borrower or the Lenders as a result of such Defaulting Lender’s breach of its obligations under this Agreement and (5) fifth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction, and (B) if such payment is a prepayment of the principal amount of Revolving Loans, such payment shall be applied solely to prepay the Revolving Loans of all non-Defaulting Lenders pro rata (based on the amounts owing to each) prior to being applied to the prepayment of any Revolving Loan of any Defaulting Lender.

(c)                                        All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 2:00 p.m., New York City time (or as specified in the next sentence in the case of Loans in an Alternative Currency), on the date when due.  Except as otherwise expressly provided herein, all payments by the Borrower hereunder with respect to principal and interest on Loans in an Alternative Currency shall be made on the dates specified herein for the pro rata account of the relevant Lenders to which such payment is owed, in such Alternative Currency and in immediately available funds not later than the Applicable Time specified by the Administrative Agent to the Borrower by the same time at least one Business Day prior to the date when due.  All payments received by the Administrative Agent (i) after 2:00 p.m., New York City time, in the case of payments in Dollars, or (ii) after the Applicable Time specified by the Administrative Agent in the case of payments in an Alternative Currency, may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  All such payments shall be made to the Administrative Agent at its offices at 1111 Fannin Street, Houston, Texas except that payments pursuant to Sections 2.12, 2.13, 2.14 and 9.04 shall be made directly to the Persons entitled thereto.  The Administrative Agent shall distribute such payments to the relevant Lenders promptly upon receipt in like funds as received.  If any payment hereunder becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day.  In the case of any extension of any payment of principal, interest thereon shall be payable at the then applicable rate during such extension.

(d)                                       If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (subject to the rights of the Administrative Agent to hold and apply amounts to be paid to a Defaulting Lender in accordance with Section 2.15(b)) (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.  To the extent necessary, the Administrative Agent shall enter into foreign currency exchange transactions on customary terms to effect any such ratable payment and the payments made by the Administrative Agent following such transactions shall be deemed to be payments made by or on behalf of the Borrower hereunder.

(e)                                        If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered,  such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant.

SECTION 2.16.   Mitigation Obligations; Replacement of Lenders.

(a)                                        If any Lender requests compensation under Section 2.12, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.14, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.12 or 2.14, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)                                       If any Lender requests compensation under Section 2.12, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.14, or if any Lender is a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.05), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent (and if a Revolving Commitment is being assigned, the Issuing Bank), which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in unreimbursed LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.12 or payments required to be made pursuant to Section 2.14, such assignment will result in a reduction in such compensation or payments.  A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

(c)                                        If any Lender (such Lender, a “Non-Consenting Lender”) has failed to consent to a proposed amendment, waiver, discharge or termination which pursuant to the terms of Section 9.02 requires the consent of all of the Lenders affected and with respect to which the Required Lenders shall have granted their consent, then the Borrower shall have the right (unless such Non-Consenting Lender grants such consent) to replace such Non-Consenting Lender by requiring such Non-Consenting Lender to assign its Loans, and its Revolving Commitments hereunder to one or more assignees reasonably acceptable to the Administrative Agent, provided that: (a) all amounts owing to such Non-Consenting Lender being replaced (other than principal and interest) shall be paid in full to such Non-Consenting Lender concurrently with such assignment, and (b) the replacement Lender shall purchase the foregoing by paying to such Non-Consenting Lender a price equal to the principal amount thereof plus accrued and unpaid interest thereon. In connection with any such assignment the Borrower, Administrative Agent, such Non-Consenting Lender and the replacement Lender shall otherwise comply with Section 9.05.

SECTION 2.17.   Letters of Credit.

(a)                                        General.  Subject to the terms and conditions set forth herein, the Borrower may request that standby letters of credit be issued under this Agreement for its own account or the account of any Restricted Subsidiary, in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time during the Revolving Commitment Period.  In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(b)                                       Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions.  To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding

Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount and currency of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit.  If requested by the Issuing Bank, the Borrower also shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit.  A Letter of Credit shall be issued, amended, renewed or extended only if, after giving effect to such issuance, amendment, renewal or extension (i) the LC Exposure shall not exceed $250,000,000, (ii) the Dollar Amount of the total Outstanding Revolving Credits shall not exceed the Total Revolving Commitments, (iii) the LC Exposure of the Letters of Credit issued by JPMorgan Chase Bank, N.A. shall not exceed $100,000,000 and (iv) the LC Exposure of the Letters of Credit issued by Wells Fargo Bank, N.A. shall not exceed $100,000,000.

(c)                                        Expiration Date.  Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Revolving Termination Date.

(d)                                       Participations.  By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Revolving Lenders, the Issuing Bank hereby grants to each Revolving Lender, and each Revolving Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Revolving Lender’s Revolving Commitment Percentage of the aggregate amount available to be drawn under such Letter of Credit.  In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Revolving Lender’s Revolving Commitment Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason.  Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Revolving Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e)                                        Reimbursement.  If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 12:00 noon, New York City time, on the date that such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m., New York City time, on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 12:00 noon, New York City time, on the Business Day immediately following the day that the Borrower receives such notice; provided that the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 that such payment be financed with an ABR Revolving Borrowing in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing.  If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Revolving Lender of the applicable

LC Disbursement, the payment then due from the Borrower in respect thereof and such Revolving Lender’s Revolving Commitment Percentage thereof.  Promptly following receipt of such notice, each Revolving Lender shall pay to the Administrative Agent its Revolving Commitment Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.04 with respect to Loans made by such Revolving Lender (and Section 2.04 shall apply, mutatis mutandis, to such payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Revolving Lenders.  Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to this paragraph to reimburse the Issuing Bank, then to such Revolving Lenders and the Issuing Bank as their interests may appear.  Any payment made by a Revolving Lender pursuant to this paragraph to reimburse the Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Loans as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

(f)                                          Obligations Absolute.  The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder; provided that reimbursement obligations of the Borrower with respect to a Letter of Credit may be subject to avoidance by the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower or any Restricted Subsidiary that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.  Neither the Administrative Agent, the Revolving Lenders nor the Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.  The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination.  In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g)                                       Disbursement Procedures.  The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit.  The Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by telecopy) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Bank and the Revolving Lenders with respect to any such LC Disbursement.

(h)                                       Interim Interest.  If the Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date set forth in paragraph (e) of this Section 2.17, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is required to be reimbursed to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum set forth in Section 2.10(c)(ii).  Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to paragraph (e) of this Section to reimburse the Issuing Bank shall be for the account of such Revolving Lender to the extent of such payment.

(i)                                           Replacement of the Issuing Bank.  The Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank.  The Administrative Agent shall notify the Revolving Lenders of any such replacement of the Issuing Bank.  At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.09(b).  From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to include such successor and any previous Issuing Bank, or such successor and all previous Issuing Banks, as the context shall require.  After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(j)                                           Cash Collateralization.  If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or Revolving Lenders with LC Exposure representing greater than 50% of the total LC Exposure demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Revolving Lenders, an amount in cash equal to the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (h) or (i) of Article VII.  Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement with respect to the Revolving Facility.  The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account.  Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest.  Interest or profits, if any, on such investments shall accumulate in such account.  Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with LC Exposure representing greater than 50% of the total LC Exposure), be applied to satisfy other obligations of the Borrower under this Agreement with respect to the Revolving Facility.  If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived.

SECTION 2.18.   Defaulting Lenders.  Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a)                                        Fees shall cease to accrue on the Available Revolving Commitment of such Defaulting Lender pursuant to Section 2.09(a).

(b)                                       The Revolving Commitment and Outstanding Revolving Credit of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 9.02 or Section 9.03); provided that this Section 2.18(b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification effecting (i) an increase or extension of such Defaulting Lender’s Revolving Commitment or (ii) the reduction or excuse of principal amount of, or interest or fees payable on, such Defaulting Lender’s Loans or the postponement of the scheduled date of payment of such principal amount, interest or fees to such Defaulting Lender.

(c)                                        If any Letters of Credit exist at the time such Lender becomes a Defaulting Lender then:

(i)   Such Defaulting Lender’s LC Exposure shall be reallocated among the non-Defaulting Revolving Lenders in accordance with their respective Revolving Commitment Percentages (but excluding the Revolving Commitments of all the Defaulting Lenders from both the numerator and the denominator) but only to the extent (x) the sum of all the Outstanding Revolving Credits owed to all non-Defaulting Lenders does not exceed the total of all non-Defaulting Lenders’ Available Revolving Commitments, (y) the representations and warranties of each Credit Party set forth in the Credit Documents to which it is a party are true and correct at such time, except to the extent that any such representation and warranty relates to an earlier date (in which case such representation and warranty shall be true and correct as of such earlier date), and (z) no Default shall have occurred and be continuing at such time;

(ii)   If the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall, within one Business Day following notice by the Administrative Agent, cash collateralize for the benefit of the Issuing Bank such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) for so long as any Letters of Credit are outstanding;

(iii)   If the Borrower cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant clause (ii) above, the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.09(b) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized by the Borrower;

(iv)   If LC Exposures of the non-Defaulting Lenders are reallocated pursuant to clause (i) above, then the fees payable to the Revolving Lenders pursuant to Section 2.09(a) and Section 2.09(b) shall be adjusted to reflect such non-Defaulting Lenders’ LC Exposure as reallocated; and

(v)   If any Defaulting Lender’s LC Exposure is neither cash collateralized nor reallocated pursuant to clauses (i) or (ii) above, then, without prejudice to any rights or remedies of the Issuing Bank or any Revolving Lender hereunder, all letter of credit fees payable under Section 2.09(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the Issuing Bank until such LC Exposure is cash collateralized and/or reallocated.

(d)                                       So long as such Defaulting Lender is a Defaulting Lender, the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related LC Exposure will be 100% covered by the Available Revolving Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrower in accordance with Section 2.18(c)(ii), and the LC Exposure in any such newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.18(c)(i) (and such Defaulting Lender shall not participate therein).

The rights and remedies against a Defaulting Lender under this Agreement are in addition to other rights and remedies that Borrower may have against such Defaulting Lender with respect to any funding default and that the Administrative Agent or any Lender may have against such Defaulting Lender with respect to any funding default.  In the event that the Administrative Agent, the Borrower and the Issuing Bank each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Total Revolving Loans shall be readjusted to reflect the inclusion of such Lender’s Available Revolving Commitment and on such date such Lender shall purchase at par such of the Revolving Loans of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Revolving Loans in accordance with its Revolving Commitment Percentage.  Except as set forth in this Agreement, the Borrower shall not be excused from its obligations under this Agreement and the other Credit Documents to which it is a party as a result of any Lender becoming a Defaulting Lender.

ARTICLE III

Representations and Warranties

The Borrower represents and warrants to the Lenders that:

SECTION 3.01.   Organization; Powers.  Each of the Borrower, its Material Subsidiaries and the Loan Parties is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

SECTION 3.02.   Authorization; Enforceability.  The Transactions (excluding use of proceeds) are within the corporate or other organizational powers of the Loan Parties and have been duly authorized by all necessary corporate or other organizational and, if required, stockholder action.  Each Loan Document has been duly executed and delivered by each Loan Party party thereto and constitutes a legal, valid and binding obligation of each such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03.   Governmental Approvals; No Conflicts.  The Transactions (excluding use of proceeds) (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except (i) such as have been obtained or made and are in full force and effect and (ii) the filings referred to in Section 3.12, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of the Borrower or any of its Material Subsidiaries or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon the Borrower or any of its Material Subsidiaries or its assets, or give rise to a right thereunder to require any payment to be made by the Borrower or any of its Material Subsidiaries, and (d) will not result in the creation or imposition of any Lien on any asset of the Borrower or any of its Material Subsidiaries (other than Liens created by the Pledge Agreement).

SECTION 3.04.   Financial Position.  The Borrower has heretofore furnished to the Lenders its consolidated balance sheet and statements of income, stockholders’ equity and cash flows as of and for (a) the fiscal years ended December 31, 2009 and 2008 reported on by KPMG, independent public accountants and (b) the two fiscal quarter period ended June 30, 2010.  Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its consolidated subsidiaries as of such dates and for such periods in accordance with GAAP (except in connection with changes in accounting related to customer deliveries), subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (b) above.

SECTION 3.05.   Properties.

(a)                                        Each of the Borrower and its Material Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to its business, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes or as, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

(b)                                       Each of the Borrower and its Material Subsidiaries owns, or is licensed to use, all Intellectual Property used by such entities, and the use thereof by the Borrower and its Material Subsidiaries does not infringe upon the rights of any other Person, except for any such Intellectual Property or infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.06.   Litigation and Environmental Matters.

(a)                                        There are no actions, suits or proceedings (including labor matters) by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of its Restricted Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that involve this Agreement or the Transactions (excluding use of proceeds).

(b)                                       Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, neither the Borrower nor any of its Restricted Subsidiaries (i) has failed to comply with any

Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

(c)                                        Since the Closing Date, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in, or would reasonably be expected to result in, a Material Adverse Effect.

SECTION 3.07.   Compliance with Laws and Agreements.  Each of the Borrower and its Material Subsidiaries is in compliance with all laws, regulations and orders (including labor laws, regulations and orders) of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.  No Default has occurred and is continuing.

SECTION 3.08.   Investment Company Status.  Neither the Borrower nor any of its Restricted Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

SECTION 3.09.   Taxes.  Each of the Borrower and its Material Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Material Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so would not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.10.   ERISA.  No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, would reasonably be expected to result in a Material Adverse Effect.  The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plan by an amount which, if it were to become due, would cause a Material Adverse Effect, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of all such underfunded Plans by an amount which, if it were to become due, would cause a Material Adverse Effect.

SECTION 3.11.   Disclosure.  To the best of the Borrower’s knowledge, as of the Closing Date, neither the CIM nor any of the other reports, financial statements, certificates or other information furnished by or on behalf of the Borrower to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished), taken as a whole, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

SECTION 3.12.   Pledge Agreement.  The Pledge Agreement is effective (except upon the occurrence and continuation of a Collateral Release) to create in favor of the Collateral Agent, for the benefit of the Lenders, a legal, valid and enforceable security interest in the Collateral described therein.  In the case of the certificated pledged stock constituting securities described in the Pledge Agreement, when stock certificates representing such pledged stock are delivered to the Collateral Agent (together with a properly completed and signed stock power or endorsement), and in the case of the other Collateral described in the Pledge Agreement, when financing statements specified on Schedule 3.12 in appropriate form are filed in the offices specified on Schedule 3.12, the Pledge Agreement shall constitute (as of the Closing Date) a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties party thereto in such Collateral to the extent perfection of such security interest can be perfected by control of securities or the filing of financing statement, as security for the Obligations, in each case prior and superior in right to any other Person (except Liens expressly permitted by Section 6.02).

SECTION 3.13.   Material Domestic Subsidiaries.  All Material Domestic Subsidiaries are party to the Subsidiary Guarantee, and, except upon the occurrence and during the continuation of a Collateral Release, the Borrower and all Restricted Subsidiaries holding Equity Interests in the Material Domestic Subsidiaries are party to the Pledge Agreement.

ARTICLE IV

Conditions

SECTION 4.01.   Closing Date.  The obligations of the Lenders to make the initial Loans hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a)                                        The Administrative Agent (or its counsel) shall have received (including by telecopy or email transmission) (i) from each Loan Party party to the relevant Loan Document, a counterpart of such Loan Document signed on behalf of such Loan Party, (ii) from each Credit Party party thereto, a counterpart of the LMC Pledge Agreement signed on behalf of such Credit Party and (iii) an Acknowledgement and Consent in the form attached to the LMC Pledge Agreement, executed and delivered by the Borrower, and each such document shall be in full force and effect.

(b)                                       The Administrative Agent and the Lead Arranger shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Closing Date) of Sherman & Howard L.L.C., special counsel for the Credit Parties, substantially in the form of Exhibit B.  The Borrower hereby requests such counsel to deliver such opinion.

(c)                                        The Administrative Agent and the Lead Arranger shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the Credit Parties, the authorization of the Transactions (excluding use of proceeds) and any other legal matters relating to the Credit Parties, this Agreement or the Transactions (excluding use of proceeds), including a certificate of each Credit Party substantially in the form of Exhibit F, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

(d)                                       The Administrative Agent and the Lead Arranger shall have received a certificate, dated the Closing Date and signed by the President, a Vice President or a Financial Officer of the Borrower, confirming that (a) the representations and warranties of each Loan Party set forth in the Loan Documents are true and correct as of the Closing Date and (b) as of the Closing Date, no Default has occurred and is continuing.

(e)                                        The loans outstanding under the Existing Credit Agreements, and accrued interest thereon and accrued commitment fees under the Existing Credit Agreements and all related amounts, shall have been paid in full (or instructions shall have been given to the Administrative Agent to make payment thereof in full with the proceeds of the initial Loans hereunder) and the commitments under and the Liens existing in connection with the Existing Credit Agreements shall have been terminated (or arrangement reasonably satisfactory to the Administrative Agent shall have been made for the termination on the Closing Date), and the Administrative Agent shall have received satisfactory evidence thereof.

(f)                                          The Administrative Agent shall have received reasonably satisfactory evidence that the Liens securing the Existing Notes no longer secure assets of the Loan Parties other than Equity Interests in Material Domestic Subsidiaries (or arrangements reasonably satisfactory to the Administrative Agent for the release of such Liens shall have been made on the Closing Date).

(g)                                       The Administrative Agent and the Lead Arranger shall have received all fees and other amounts due and payable on or prior to the Closing Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder.

(h)                                       Since December 31, 2009, there shall have been no event that has had or would reasonably be expected to have a Material Adverse Effect.

(i)                                           The Administrative Agent shall have received the results of a recent Lien search with respect to each Loan Party, and such search shall reveal no Liens on any of the assets of the Loan Parties except for Liens permitted by Section 6.02 or discharged on or prior to the Closing Date pursuant to documentation satisfactory to the Administrative Agent.

(j)                                           The Collateral Agent shall have received the certificates representing the Equity Interests pledged pursuant to each of the Pledge Agreement and the LMC Pledge Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof.

(k)                                        Each Uniform Commercial Code financing statement or other filing required by the Pledge Agreement shall be in proper form for filing.

(l)                                           All governmental and third party approvals necessary in connection with the financing contemplated by this Agreement shall have been obtained and shall be in full force and effect.  Each Credit Party shall have provided the documentation and other information requested by the Lenders that is required by regulatory authorities under applicable “know your customer” and anti-money-laundering rules and regulations, including without limitation, the Act.

The Administrative Agent shall notify the Borrower and the Lenders of the Closing Date, and such notice shall be conclusive and binding.

SECTION 4.02.   Each Credit Event.  The obligation of each Lender to make a Loan on the occasion of any Borrowing  (other than a continuation or conversion of an existing Borrowing) and the obligation of the Issuing Bank to issue any Letter of Credit is subject to the satisfaction of the following conditions:

(a)                                  The representations and warranties of any Credit Party set forth in the Credit Documents to which it is a party shall be true and correct on and as of the date of such Borrowing, except to the extent that any such representation and warranty relates to an earlier date (in which case such representation and warranty shall be true and correct as of such earlier date).

(b)                                 At the time of and immediately after giving effect to such Borrowing, no Default shall have occurred and be continuing.

(c)                                  The Administrative Agent or Issuing Bank shall have received a borrowing notice in accordance with Section 2.03 or a Letter of Credit request in accordance with Section 2.17(b), as applicable.

Each Borrowing shall be deemed to constitute a representation and warranty by the Borrower or other applicable Credit Party on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.

ARTICLE V

Affirmative Covenants

Until the Revolving Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit have expired or been cash collateralized, the Borrower covenants and agrees with the Lenders that:

SECTION 5.01.   Financial Statements; Other Information.  The Borrower will furnish to the Administrative Agent and each Lender:

(a)                                        within 120 days after the end of each fiscal year of the Borrower (or, if earlier, no later than five Business Days after the latest date on which applicable Requirements of Law require the relevant financial statements to be made publicly available), its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by KPMG or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial position and results of operations of the Borrower and its consolidated subsidiaries on a consolidated basis in accordance with GAAP consistently applied, and a schedule eliminating Unrestricted Subsidiaries and reconciling to the financial statements;

(b)                                       within 60 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower  (or, if earlier, no later than five Business Days after the latest date on which applicable Requirements of Law require the relevant financial statements to be made publicly available), its consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial position and results of operations of the Borrower and its consolidated subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes, and a schedule eliminating Unrestricted Subsidiaries and reconciling to the financial statements;

(c)                                        concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer of the Borrower (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Sections 6.01(e) and 6.10, (iii) stating whether any change in GAAP or in the application thereof that materially affects such financial statements has occurred since the date of the audited financial statements referred to in Section 3.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate, (iv) setting forth a description of any change in the jurisdiction of organization of the Borrower or any Material Domestic Subsidiary since the date of the most recent certificate delivered pursuant to this paragraph (c) (or, in the case of the first such certificate so delivered, since the Closing Date) and (v) setting forth a calculation in reasonable detail indicating which Domestic Subsidiaries are Material Domestic Subsidiaries;

(d)                                       concurrently with any delivery of financial statements under clause (a) above, a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Default (which certificate may be limited to the extent required by accounting rules or guidelines);

(e)                                        promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Borrower or any Restricted Subsidiary with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, as the case may be;

(f)                                          promptly following receipt thereof, copies of any documents described in Section 101(k) or 101(l) of ERISA that the Borrower or any ERISA Affiliate may request with respect to any Multiemployer Plan; provided that if the Borrower or any ERISA Affiliate has not requested such documents or notices from the administrator or sponsor of the applicable Multiemployer Plan then, upon reasonable request of the Administrative Agent, the Borrower and/or its ERISA Affiliates shall promptly make a request for such documents or notices from such administrator or sponsor and the Borrower shall provide copies of such documents and notices to the Administrative Agent (on behalf of each requesting Lender) promptly after receipt thereof; and

(g)                                       promptly following any reasonable request therefor, such other information regarding the operations, business affairs and financial position of the Borrower or any Restricted Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender may reasonably request.

SECTION 5.02.   Notices of Material Events.  The Borrower will furnish to the Administrative Agent for delivery to each Lender prompt written notice of the following:

(a)                                  the occurrence of any Default;

(b)                                 the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower or any Restricted Subsidiary thereof as to which there is a reasonable possibility of an adverse determination, that, if adversely determined, would reasonably be expected to result in a Material Adverse Effect;

(c)                                  the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, would reasonably be expected to result in liability of the Borrower or its Restricted Subsidiaries in an amount which would constitute a Material Adverse Effect; and

(d)                                 any other development that results in, or would reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03.   Existence; Conduct of Business.  The Borrower will, and will cause each of its Restricted Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03.

SECTION 5.04.   Payment of Obligations.  The Borrower will, and will cause each of its Restricted Subsidiaries to, pay its obligations, including Tax liabilities, that, if not paid, would reasonably be expected to result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower or such Restricted Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest would not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.05.   Maintenance of Properties; Insurance.  The Borrower will, and will cause each of its Restricted Subsidiaries to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and (b) maintain, with financially sound and reputable insurance companies or in accordance with acceptable self insurance practices, insurance in such amounts and against such risks as are customarily maintained by companies of similar size engaged in the same or similar businesses operating in the same or similar locations.

SECTION 5.06.   Books and Records; Inspection Rights.  The Borrower will, and will cause each of its Restricted Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities.  The Borrower will, and will cause each of its Restricted Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, provided that such visits, inspections, examinations and discussions shall, so long as no Default or Event of Default has occurred and is continuing, take place no more often than one time per fiscal quarter on a date to be determined by, and shall be coordinated by, the Borrower and the Administrative Agent.

SECTION 5.07.   Compliance with Laws.  The Borrower will, and will cause each of its Restricted Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.08.   Use of Proceeds.  The proceeds of the Loans will be used only to (a) make Restricted Payments and loans to LMC and its subsidiaries, (b) repay all Indebtedness and pay all other obligations under the Existing Credit Agreements, (c) pay fees and expenses associated with the Facilities and the refinancing described in clause (b), and (d) finance the working capital needs and general corporate purposes of the Borrower and its Restricted Subsidiaries.  No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X.

SECTION 5.09.   Additional Guarantors and Collateral.  With respect to any Person that becomes a Material Domestic Subsidiary after the Closing Date, the Borrower will promptly (i) (A) cause such Material Domestic Subsidiary to become a party to the Subsidiary Guarantee, (B) except upon the occurrence and continuation of a Collateral Release, cause each Restricted Subsidiary holding Equity Interests in such Material Domestic Subsidiary that is not a party to the Pledge Agreement to become a party to the Pledge Agreement and file Uniform Commercial Code financing statements or other filings in such jurisdictions as may be required by the Pledge Agreement, and (C) cause such Material Domestic Subsidiary to deliver to the Administrative Agent a certificate of such Material Domestic Subsidiary, substantially in the form of Exhibit F, with appropriate insertions and attachments, and (ii) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

ARTICLE VI

Negative Covenants

Until the Revolving Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit have expired or have been cash collateralized, the Borrower covenants and agrees with the Lenders that:

SECTION 6.01.   Indebtedness.  The Borrower will not, and will not permit any Restricted Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:

(a)                                  Indebtedness incurred under the Loan Documents;

(b)                                 the Existing Notes and Pari Passu Indebtedness, so long as after giving pro forma effect to the incurrence of such Existing Notes or Pari Passu Indebtedness and, in either case, any substantially concurrent use of the proceeds thereof, (i) the aggregate principal amount of Existing Notes and Pari Passu Indebtedness outstanding does not exceed $3,000,000,000 minus (x) the principal amount of outstanding Incremental Term Loans and (y) the amount by which the Total Revolving Commitments exceed $2,000,000,000, (ii) no Default shall have occurred and be continuing and (iii) the Borrower shall be in compliance with Section 6.10;

(c)                                  Capital Lease Obligations so long as after giving pro forma effect to the incurrence of such Capital Lease Obligations and any substantially concurrent use of the proceeds thereof, (i) no Default shall have occurred and be continuing and (ii) the Borrower shall be in compliance with Section 6.10;

(d)                                 Indebtedness of the Borrower that is not secured by any Lien on the assets of the Borrower or of any Restricted Subsidiary so long as after giving pro forma effect to the incurrence of such Indebtedness and any substantially concurrent use of the proceeds thereof, (i) no Default shall have occurred and be continuing and (ii) the Borrower shall be in compliance with Section 6.10;

(e)                                  Priority Indebtedness so long as after giving pro forma effect to the incurrence of such Priority Indebtedness and any substantially concurrent use of the proceeds thereof, (i) the aggregate principal amount of Priority Indebtedness (without duplication) does not exceed 50% of Consolidated EBITDA for the then most recent four fiscal quarter period for which financial statements have been delivered pursuant to Section 5.01(a) or (b), (ii) no Default shall have occurred and be continuing and (iii) the Borrower shall be in compliance with Section 6.10; and

(f)                                    Guarantees by any Restricted Subsidiary of any Indebtedness permitted pursuant to clauses (a) through (e) above, in each case so long as in the case of clauses (b) and (d) above the Loans are guaranteed by such Restricted Subsidiary to at least the same extent.

Accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness will not be deemed to be an incurrence of Indebtedness for purposes of this Section 6.01.

SECTION 6.02.   Liens.  The Borrower will not, and will not permit any Restricted Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a)                                  Permitted Encumbrances;

(b)                                 any Lien on any property or asset of the Borrower or any Restricted Subsidiary existing on the Closing Date and set forth in Schedule 6.02; provided that (i) such Lien shall not apply to any other property or asset of the Borrower or any Restricted Subsidiary and (ii) such Lien shall secure only those obligations which it secures on the Closing Date and any Refinancing Indebtedness in respect thereof;

(c)                                  any Lien existing on any property or asset prior to the acquisition thereof by the Borrower or any Restricted Subsidiary or existing on any property or asset of any Person that becomes a Restricted Subsidiary after the Closing Date prior to the time such Person becomes a Restricted Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Restricted Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Borrower or any Restricted Subsidiary and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Restricted Subsidiary, as the case may be, and any Refinancing Indebtedness in respect thereof;

(d)                                 Liens securing Indebtedness of the Borrower or any Restricted Subsidiary (including Capital Lease Obligations) incurred to finance the acquisition of fixed or capital assets, provided that (i) such Liens shall be created substantially simultaneously with the acquisition of such fixed or capital assets, and (ii) such Liens do not at any time encumber any of its existing property other than the property financed by such Indebtedness;

(e)                                  deposits, reserves and other Liens securing credit card operations of the Borrower and its Restricted Subsidiaries;

(f)                                    Liens created by the Pledge Agreement or otherwise securing the Obligations;

(g)                                 Liens securing Indebtedness permitted pursuant to Section 6.01(b), so long as, in each case, the Obligations are secured equally and ratably with (or better than) such Liens;

(h)                                 Liens securing Indebtedness permitted pursuant to Section 6.01(e); and

(i)                                     Liens securing Guarantees permitted pursuant to Section 6.01(f) other than Guarantees of Indebtedness permitted pursuant to Section 6.01(d), provided that, with respect to any such Liens securing Guarantees of Indebtedness permitted pursuant to Section 6.01(b), the Obligations are secured equally and ratably with (or better than) such Liens.

SECTION 6.03.   Fundamental Changes.  (a) The Borrower will not, and will not permit any Restricted Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or Dispose of (in one transaction or in a series of transactions) all or substantially all of its assets, or all or substantially all of the stock of any of its Restricted Subsidiaries (in each case, whether now owned or hereafter acquired), or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing (i) any Person may merge into the Borrower in a transaction in which the Borrower is the surviving corporation, (ii) any Person (other than the Borrower) may merge or consolidate with or into any Restricted Subsidiary in a transaction in which the surviving entity is a Restricted Subsidiary or which is permitted as a Disposition under Section 6.04, (iii) any Restricted Subsidiary may Dispose of its assets and the Borrower or any Restricted Subsidiary may Dispose of any stock of any of its Restricted Subsidiaries to the Borrower or to another Restricted Subsidiary or in a transaction which is permitted as a Disposition under Section 6.04 and (iv) any Restricted Subsidiary may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders; provided that any such merger which is in the nature of a sale of a Person that is not a wholly owned Restricted Subsidiary immediately prior to such merger shall not be permitted unless also permitted by Section 6.04.

(b)                                       The Borrower will not, and will not permit any of its Restricted Subsidiaries to, change its line of business from the lines of business conducted by the Borrower and its Restricted Subsidiaries on the date of execution of this Agreement (other than businesses incidental or related thereto).

SECTION 6.04.   Disposition of Property.  The Borrower will not, and will not permit any of its Restricted Subsidiaries to, Dispose of any of its property, whether now owned or hereafter acquired other than inventory and obsolete or worn out property in the ordinary course of business and accounts receivable in connection with the collection thereof, or, in the case of any Restricted Subsidiary, issue or sell any shares of such Restricted Subsidiary’s capital stock to any Person, unless at the time of such transaction (or, if earlier, the date of the commitment to enter into such transaction) and after giving effect thereto and to the use of the proceeds thereof, no Default shall have occurred and be continuing on a pro forma basis reflecting such transaction.

SECTION 6.05.   Restricted Payments.  The Borrower will not, and will not permit any of its Restricted Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except (a) the Borrower may declare and pay dividends with respect to its Equity Interests payable solely in additional shares of its common stock, (b) Restricted Subsidiaries may declare and pay dividends ratably with respect to their Equity Interests, (c) the Borrower and its Restricted Subsidiaries may declare, make, agree to pay and agree to make Restricted Payments pursuant to and in accordance with stock option plans or other benefit plans for directors, management, employees or consultants of the Borrower and its Restricted Subsidiaries, (d) the Borrower may make Restricted Payments to LMC or its subsidiaries to the extent necessary to pay principal and interest when due in respect of the Indebtedness of LMC and its subsidiaries allocated to the Liberty Media Interactive tracking stock or any comparable successor thereto, provided that after giving pro forma effect to such Restricted Payment, no Default shall have occurred and be continuing, and (e) the Borrower may make Restricted Payments to LMC or its subsidiaries to pay any taxes that are due and payable by the Borrower and its Restricted Subsidiaries to LMC or its subsidiaries in accordance with the tax liability allocation and indemnification agreement between the Borrower and LMC.  Notwithstanding the foregoing, the Borrower and its Restricted Subsidiaries shall be permitted to declare and make and agree to pay and pay a Restricted Payment, provided that after giving pro forma effect to such Restricted Payment, (i) no Default shall have occurred and be continuing and (ii) the Consolidated Leverage Ratio shall be less than or equal to 3.25 to 1.00.

SECTION 6.06.   Transactions with Affiliates.  The Borrower will not, and will not permit any of its Restricted Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions (including amendments or modifications to prior or existing transactions) with, any of its Affiliates, except (a) for transactions at prices and on terms and conditions not less favorable to the Borrower or such Restricted Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among the Borrower and its wholly owned Restricted Subsidiaries not involving any other Affiliate, (c) pursuant to Stock Compensation Plans, (d) any Restricted Payment permitted by Section 6.05 and (e) ordinary course overhead arrangements in which any Restricted Subsidiary or Unrestricted Subsidiary participates.

SECTION 6.07.   Changes in Fiscal Periods.  The Borrower will not, and will not permit any of its Restricted Subsidiaries to, change its fiscal year to end on a day other than December 31 or change its method of determining fiscal quarters.

SECTION 6.08.   Sales and Leasebacks.  The Borrower will not, and will not permit any of its Restricted Subsidiaries to, enter into any arrangement with any Person providing for the leasing by the Borrower or any Restricted Subsidiary of real or personal property that has been or is to be sold or transferred by the Borrower or any Restricted Subsidiary to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of the Borrower or any Restricted Subsidiary unless (i) the lease in such arrangement is a capital lease and such capital lease may be entered into at such time pursuant to Section 6.01 and 6.02 or (ii) the lease in such arrangement is not a capital lease and the aggregate proceeds from such arrangement and other such arrangements since the Closing Date do not exceed $100,000,000.

SECTION 6.09.   Clauses Restricting Subsidiary Distributions.  The Borrower will not, and will not permit any of its Restricted Subsidiaries to, enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to (a) make Restricted Payments in respect of any capital stock of such Restricted Subsidiary held by, or pay any Indebtedness owed to, the Borrower or any other Restricted Subsidiary, (b) make loans or advances to, or other investments in, the Borrower or any other Restricted Subsidiary or (c) transfer any of its assets to the Borrower or any other Restricted Subsidiary, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions existing under this Agreement and the other Loan Documents, (ii) any restrictions with respect to a Restricted Subsidiary imposed pursuant to an agreement that has been entered into in connection with the Disposition of all or substantially all of the capital stock or assets of such Restricted Subsidiary, (iii) restrictions under any agreement governing Capital Lease Obligations or Indebtedness secured by Liens permitted by Section 6.02, so long as such restrictions apply only to the assets subject to such Liens or relating to such Capital Lease Obligations, as the case may be, (iv) restrictions under any agreement listed on Schedule 6.09 and any replacement or refinancing of such agreement, in each case so long as the aggregate amount of the Indebtedness incurred under the relevant agreement or any replacement or refinancing thereof is not increased above the amount outstanding on the Closing Date and the relevant restrictions are not made more restrictive after the Closing Date and (v) restrictions under any agreement of any Person that becomes a Restricted Subsidiary after the Closing Date that existed prior to the time such Person became a Restricted Subsidiary, provided that such restrictions are not created in contemplation of or in connection with such acquisition, and any replacement or refinancing thereof so long as the restrictions are not made more restrictive.

SECTION 6.10.   Consolidated Leverage Ratio.  The Borrower will not permit the Consolidated Leverage Ratio as at any day during any period set forth below to be more than the ratio set forth below opposite such period:

Period	Consolidated Leverage Ratio

Closing Date through September 29, 2012	3.50 to 1.00

thereafter	3.25 to 1.00

SECTION 6.11.   Investments.  The Borrower will not, and will not permit any of its Restricted Subsidiaries to, make any advance, loan, extension of credit (by way of Guarantee or otherwise) or capital contribution to, or purchase any Equity Interests, bonds, notes, debentures or other debt securities of, or any assets constituting a business unit of, or incur any Unrestricted Subsidiary Support Obligations with respect to, any Person (all of the foregoing, “Investments”), except:

(a)                                  extensions of trade credit and credit to customers in the ordinary course of business;

(b)                                 Investments in Cash Equivalents;

(c)                                  loans and advances to employees of the Borrower or any Restricted Subsidiary in the ordinary course of business (including for travel, entertainment and relocation expenses) in an aggregate amount for the Borrower and its Restricted Subsidiaries not to exceed $10,000,000 at any one time outstanding;

(d)                                 Investments made by the Borrower or any Restricted Subsidiary in the Borrower or any Restricted Subsidiary;

(e)                                  Investments (other than Investments directly or indirectly in Unrestricted Subsidiaries) made at any time if, after giving pro forma effect thereto, (i) the Consolidated Leverage Ratio is less than or equal to 3.25 to 1.00 and (ii) no Default shall have occurred and be continuing;

(f)                                    Investments in Unrestricted Subsidiaries in an aggregate amount not to exceed (i) $375,000,000 in any fiscal year and (ii) $750,000,000 during the term of this Agreement (starting on the Closing Date), in each case determined net of any cash recoveries actually received in respect of such Investments (it being understood that, if an Unrestricted Subsidiary becomes a Restricted Subsidiary, there will be deemed to have occurred a cash recovery of all Investments made in such subsidiary on or after the Closing Date); provided that after giving pro forma effect to each such Investment, no Default shall have occurred and be continuing;

(g)                                 Investments resulting in the acquisition of Equity Interests or assets constituting a business unit of another Person (including by way of merger), in each case using consideration consisting of Equity Interests of a Restricted Subsidiary (it being understood that other forms of consideration may also be used in connection with such Investment to the extent of availability under clause (h) below), so long as (i) in the case of an acquisition of Equity Interests of a Person, such Person becomes a Restricted Subsidiary or (ii) in the case of an acquisition of assets other than Equity Interests, such assets are acquired by a Restricted Subsidiary; provided that after giving pro forma effect to each such Investment, no Default shall have occurred and be continuing; and

(h)                                 in addition to Investments otherwise expressly permitted by Section 6.11(a) through (g), Investments in an aggregate amount not to exceed $250,000,000 during the term of this

Agreement (starting on this Closing Date), determined net of any cash recoveries actually received in respect of such Investments, provided that after giving pro forma effect to each such Investment, no Default shall have occurred and be continuing.

ARTICLE VII

Events of Default

If any of the following events (“Events of Default”) shall occur:

(a)                                  the Borrower shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b)                                 the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three Business Days;

(c)                                  any representation or warranty made or deemed made by or on behalf of the Borrower or any other Credit Party in this Agreement or any other Credit Document or any amendment, modification or waiver in respect thereof, or in any certificate or in or as to any financial statements furnished pursuant to this Agreement or any other Credit Document or any amendment, modification or waiver in respect thereof, shall prove to have been incorrect in any material respect when made or deemed made;

(d)                                 any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02, 5.03 (with respect to the Borrower’s existence) or 5.08, in Article VI or in Section 4.5 of the Pledge Agreement, or any Pledgor (as defined in the LMC Pledge Agreement) shall fail to observe or perform any covenant, condition or agreement contained in Section 4.5 of the LMC Pledge Agreement;

(e)                                  any Credit Party shall fail to observe or perform any covenant, condition or agreement contained in this Agreement or any other Credit Document to which it is a party (other than those specified in clause (a), (b), (c) or (d) of this Article), and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender);

(f)                                    the Borrower or any Restricted Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable after any applicable grace period therefor;

(g)                                 any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

(h)                                 an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Restricted Subsidiary or its debts, or of a substantial part of its assets, under any  Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Restricted Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i)                                     the Borrower or any Restricted Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Restricted Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j)                                     one or more judgments for the payment of money in an aggregate amount in excess of $100,000,000 shall be rendered against the Borrower, any Restricted Subsidiary or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any Restricted Subsidiary to enforce any such judgment;

(k)                                  an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, would reasonably be expected to result in a Material Adverse Effect;

(l)                                     (i) any Unrestricted Subsidiary shall fail to satisfy customary formalities with respect to organizational separateness, including, without limitation, (A) the maintenance of separate books and records and (B) the maintenance of separate bank accounts in its own name, or (ii) any Unrestricted Subsidiary, the Borrower or any of its Restricted Subsidiaries shall (x) commingle any money or other assets of any Unrestricted Subsidiary with any money or other assets of the Borrower or any of its Restricted Subsidiaries or (y) take any action, or conduct its affairs in a manner, which could reasonably be expected to result in the separate organizational existence of each Unrestricted Subsidiary from the Borrower and its Restricted Subsidiaries being ignored under any circumstance;

(m)                               the Pledge Agreement shall cease, for any reason, to be in full force and effect, or any Loan Party or any Affiliate of any Loan Party shall so assert, or any Lien created by the Pledge Agreement shall cease to be enforceable and of the same effect and priority purported to be created thereby (except, in each case, in accordance with Section 9.16 or the Pledge Agreement);

(n)                                 the Subsidiary Guarantee shall cease, for any reason, to be in full force and effect or any Loan Party or any Affiliate of any Loan Party shall so assert;

(o)                                 the LMC Pledge Agreement shall cease, for any reason, to be in full force and effect, or any Credit Party or any Affiliate of any Credit Party shall so assert, or any Lien created by the LMC Pledge Agreement shall cease to be enforceable and of the same effect and priority purported to be created thereby (except, in each case, in accordance with Section 9.16 or the LMC Pledge Agreement);

(p)                                 any Lien is created, incurred, assumed or permitted to exist on any Equity Interests of the Borrower other than (i) Permitted Encumbrances described in clauses (a), (b) and (e) of the definition of “Permitted Encumbrances,” (ii) Liens securing the Obligations and (iii) Liens securing other Indebtedness of any Loan Party so long as the Obligations are secured equally and ratably with (or better than) such Liens;

(q)                                 any Lien is created, incurred, assumed or permitted to exist on any Equity Interests of any Material Domestic Subsidiary other than (i) Permitted Encumbrances described in clauses (a), (b) and (e) of the definition of “Permitted Encumbrances,” (ii) Liens securing the Obligations and (iii) Liens securing the Existing Notes or Pari Passu Indebtedness (and Liens securing Guarantees thereof permitted by Section 6.01);

(r)                                    (i) the Collateral Agent shall cease, for any reason, to have a perfected first priority Lien on all issued and outstanding Equity Interests of the Borrower, or (ii) the Borrower shall issue any of its Equity Interests to any Person other than a Person that is or concurrently becomes a party to the LMC Pledge Agreement, but, in each case, only if such event is an Event of Default under and as defined in the indentures for the then outstanding Existing Notes or the documentation for any then outstanding Pari Passu Indebtedness; or

(s)                                  a Change in Control shall occur;

then, and in every such event (other than an event with respect to the Borrower described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take any or all of the following actions, at the same or different times:  (i) terminate the Revolving Commitments, and thereupon the Revolving Commitments shall terminate immediately, (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable during the continuation of such event) by the Borrower, and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind (other than notice from the Administrative Agent), all of which are hereby waived by the Borrower and (iii) require all outstanding Letters of Credit to be cash collateralized in accordance with Section 2.17(j); and in case of any event with respect to the Borrower described in clause (h) or (i) of this Article, the Revolving Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

ARTICLE VIII

The Administrative Agent

SECTION 8.01.   Appointment and Authorization.  Each of the Lenders hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof and the other Credit Documents, together with such actions and powers as are reasonably incidental thereto.

SECTION 8.02.   Administrative Agent and Affiliates.  The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Restricted Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

SECTION 8.03.   Action by Administrative Agent.  The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and the other Credit Documents.  Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02 or 9.03), and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Restricted Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity.  The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02 or 9.03) or otherwise, in the absence of its own gross negligence or willful misconduct.  The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Credit Document, (ii) the contents of any certificate, report or other document delivered under or in connection with this Agreement or any other Credit Document, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or in any other Credit Document, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, the other Credit Documents or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein or in any other Credit Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

SECTION 8.04.   Consultation with Experts.  The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

SECTION 8.05.   Delegation of Duties.  The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties.  The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

SECTION 8.06.   Successor Administrative Agent.  Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders and the Borrower.  Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor.  If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank.  Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder.  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 9.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

SECTION 8.07.   Credit Decision.  Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Credit Document, any related agreement or any document furnished hereunder or thereunder.

SECTION 8.08.   Lead Arrangers; Bookrunners; Syndication Agents; Documentation Agents.  Notwithstanding anything to the contrary herein, none of the Lead Arrangers, Bookrunners, Syndication Agents or Documentation Agents shall have any powers, duties or responsibilities under this Agreement or any of the other Credit Documents, except in its capacity, if applicable, as the Administrative Agent, the Collateral Agent, a Lender or an Issuing Bank.

ARTICLE IX

Miscellaneous

SECTION 9.01.   Notices.  (a)  All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy) (unless otherwise specifically permitted in this Agreement), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy or telephone notice, when received, addressed as follows in the case of the Borrower (with a copy to LMC) and the Administrative Agent, and as set forth in an administrative questionnaire delivered to the Administrative Agent in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto:

Borrower:	QVC, Inc.
Studio Park, 1200 Wilson Drive, MC 203
West Chester, Pennsylvania 19382
Attention: Chief Financial Officer

Telecopy: (484) 701-1380
Telephone: (484) 701-1000

With a copy to:	QVC, Inc.
Studio Park, 1200 Wilson Drive, MC 203
West Chester, Pennsylvania 19382
Attention: General Counsel
Telecopy: (484) 701-1021
Telephone: (484) 701-1000

and

Liberty Media Corporation
12300 Liberty Boulevard
Englewood, Colorado 80112
Attention: Senior Vice President, Treasurer
Telecopy: (720) 875-5915
Telephone: (720) 875-5411

Administrative Agent:	JPMorgan Chase Bank, N.A.
1111 Fannin Street
Houston, Texas 77002
Attention: Evelyn Dixon
Telecopy: (713) 427-6408
Telephone: (713) 750-2309

and

J.P. Morgan Europe Ltd.
Loans Agency Department
125 London Wall
London
EC2Y 5 AJ
Attention: Claire Johnson
Telecopy: 44 207 7777 2360
Telephone: 44 207 777 5532

With a copy to:	JPMorgan Chase Bank, N.A.
383 Madison Avenue
New York, New York 10179
Attention: Peter Thauer
Telecopy: (212) 270-5127
Telephone: (212) 270-6289

and

Wells Fargo Bank, N.A.
Private Portfolio Management
301 South College St.
Charlotte, NC 28288-0760
Attention: Joe Mynatt

Telecopy: (704) 715-1438
Telephone: (704) 383-9270

(b)                                       Notices, financial statements and similar deliveries and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent (including by posting on Intralinks); provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender.  The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

SECTION 9.02.   Waivers; Amendments.

(a)                                  No failure or delay by the Administrative Agent or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Administrative Agent and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default at the time.

(b)                                 Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Revolving Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender directly affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Revolving Commitment, without the written consent of each Lender directly affected thereby, (iv) change Section 2.15 in a manner that would alter the pro rata distribution or sharing of payments required thereby or any provision requiring the pro rata funding of Loans, without the written consent of each Lender, (v) increase the Consolidated Leverage Ratio set forth in Section 9.16(b) or Section 9.16(c), or (vi) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or any Issuing Bank hereunder without the prior written consent of the Administrative Agent or such Issuing Bank.

(c)                                  The Revolving Commitments and any Loans held by LMC and its subsidiaries (collectively, the “Affiliated Lenders”) shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to this Section 9.02 or Section 9.03); provided that the provisions of this sentence shall not apply to any action requiring the consent of all Lenders or each affected Lender.  Affiliated

Lenders may not receive information provided solely to Lenders by the Administrative Agent or any Lender, and may not attend or participate in Lender meetings not attended by the Borrower.

SECTION 9.03.   Waivers; Amendments to Other Credit Documents.  (a)  No failure or delay by the Administrative Agent or any Lender in exercising any right or power under the Subsidiary Guarantee, the Pledge Agreement or the LMC Pledge Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Administrative Agent and the Lenders under the Subsidiary Guarantee, the Pledge Agreement and the LMC Pledge Agreement are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of the Subsidiary Guarantee, the Pledge Agreement or the LMC Pledge Agreement or consent to any departure by any Credit Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.

(b)                                 Neither the Subsidiary Guarantee, the Pledge Agreement, the LMC Pledge Agreement nor any provision thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by each affected Credit Party and, except in the case of amendments to the Pledge Agreement described in Section 7.1(b) thereof or amendments to the LMC Pledge Agreement described in Section 7.1(b) thereof, the Required Lenders or by the affected Credit Party and the Administrative Agent with the consent of the Required Lenders (except in the case of amendments to the Pledge Agreement described in Section 7.1(b) thereof or amendments to the LMC Pledge Agreement described in Section 7.1(b) thereof); provided that no such agreement shall release all or substantially all of the Collateral or all or substantially all of the LMC Collateral (in each case except as provided in Section 9.16), release all or substantially all of the Material Domestic Subsidiaries as Subsidiary Guarantors or change any of the provisions of this Section, in each case without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Collateral Agent under the Subsidiary Guarantee, the Pledge Agreement or the LMC Pledge Agreement without the prior written consent of the Collateral Agent.

SECTION 9.04.   Expenses; Indemnity; Damage Waiver.

(a)                                        The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, in connection with the administration of this Agreement or any other Credit Document or any amendments, modifications or waivers of the provisions hereof or thereof and (ii) all reasonable out-of-pocket expenses incurred by the Administrative Agent or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement or any other Credit Document, including its rights under this Section, or in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b)                                       The Borrower shall indemnify the Administrative Agent, the Lead Arranger and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Credit Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties to this

Agreement or any other Credit Document of their respective obligations hereunder or thereunder or the consummation of the Transactions or any other transactions contemplated hereby or thereby, (ii) any Loan or the use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Restricted Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Restricted Subsidiaries, (iv) any civil penalty or fine assessed by OFAC against, and all reasonable costs and expenses (including counsel fees and disbursements) incurred in connection with defense thereof, by the Administrative Agent or any Lender as a result of conduct of the Borrower that violates a sanction enforced by OFAC or (v) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (i) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (ii) arise from a breach of this Agreement by such Indemnitee.  Each Indemnitee shall give prompt notice to the Borrower of any claim that may give rise to a claim against the Borrower hereunder and shall consult with the Borrower in the conduct of such Indemnitee’s legal defense of such claim; provided, however, than an Indemnitee’s failure to give such prompt notice to the Borrower or to seek such consultation with the Borrower shall not constitute a defense to any claim for indemnification by such Indemnitee unless, and only to the extent that, such failure materially prejudices the Borrower.

(c)                                        To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent such Lender’s Total Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent in its capacity as such.

(d)                                       To the extent permitted by applicable law, the parties shall not assert, and each hereby waives, any claim against any other party, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or the use of the proceeds thereof.

(e)                                        All amounts due under this Section shall be payable promptly after written demand therefor.

SECTION 9.05.   Successors and Assigns.

(a)                                  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)                                 (i)  Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolving Commitments and the Loans at the time owing to it) with the prior written consent of:

(A) the Borrower (such consent not to be unreasonably withheld or delayed, except for certain institutions (and affiliates of such institutions) identified by the Borrower in writing to the Administrative Agent on or prior to the Closing Date (the “Restricted List”), the identities of which are available to the Lenders upon request to the Administrative Agent), provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default under clause (a), (b), (h) or (i) of Article VII has occurred and is continuing, any other assignee (except for institutions (and affiliates of such institutions) on the Restricted List), and provided further, that if the Borrower consents to an assignment to any institution (or affiliate of such institution) on the Restricted List, such institution shall be permanently removed from the Restricted List; and

(B) the Administrative Agent (such consent not to be unreasonably withheld), provided that no consent of the Administrative Agent shall be required for an assignment of any Revolving Commitment or Loan to an assignee that is a Lender, an Affiliate of a Lender or an Approved Fund.

(ii)                                  Assignments shall be subject to the following additional conditions:

(A)  except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Revolving Commitment or Loans of any Class, the amount of the Revolving Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 or, in the case of any Incremental Term Loan, $1,000,000 (or, in the case of a Loan in an Alternative Currency, an appropriate corresponding amount as shall be consented to by the Administrative Agent (such consent not to be unreasonably withheld)), unless each of the Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Borrower shall be required if an Event of Default under clause (a), (b), (h) or (i) of Article VII has occurred and is continuing;

(B)  each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Revolving Commitments or Loans;

(C)  the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 (which fee is hereby waived for any assignment to which Wells Fargo Bank, N.A. or any of its Affiliates is a party);

(D)  the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire; and

(E)   on the date of such assignment, the assignee of a Revolving Commitment must be able to fund Revolving Loans in all Alternative Currencies.

For the purposes of this Section 9.05(b), the term “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(iii)                               Subject to acceptance and recording thereof pursuant to paragraph (b)(v) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.12, 2.13, 2.14 and 9.04).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.05 shall be null and void.

(iv)                              The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Revolving Commitments of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v)                                 Upon its receipt of a duly completed Assignment and Assumption with respect to a permitted assignment executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section (unless waived), and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)                                  (i)  Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks, institutions or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Revolving Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Credit Documents.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Credit Documents and to approve any amendment, modification or waiver of any provision of this Agreement and the other Credit Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) or the first proviso to Section 9.03(b) that affects such Participant.  Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.12,

2.13 and 2.14 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section.

(ii)                                  A Participant shall not be entitled to receive any greater payment under Section 2.12 or 2.14 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.14 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.14(e) as though it were a Lender.

(d)                                 Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e)                                  Revolving Commitments, Revolving Loans and Incremental Term Loans may only be assigned to LMC or any of its subsidiaries as long as (i) no Default or Event of Default shall have then occurred and be continuing, (ii) no proceeds from any Revolving Loans are used, directly or indirectly, to fund such assignment, (iii) each of the Lenders that hold Loans in the same Facility as the Loans being assigned has been offered the chance to participate in such assignment pro rata (in proportion to the Loans in such Facility) pursuant to procedures reasonably satisfactory to the Administrative Agent at the same price (based on a percentage of par), (iv) all assignments made pursuant to such offer shall be made at the same price (based on a percentage of par), (v) in the case of any assignment of Revolving Commitments and/or Revolving Loans, such Revolving Commitments and Revolving Loans shall be contributed to the Borrower and permanently extinguished within one Business Day of such assignment, and (vi) no assignment may result in the Affiliated Lenders holding a principal amount of Incremental Term Loans under any Incremental Term Facility exceeding 15% of the principal amount of Incremental Term Loans outstanding under such Incremental Term Facility, unless such excess is contributed to the Borrower and permanently extinguished within one Business Day of such assignment.

SECTION 9.06.   Survival.  All covenants, agreements, representations and warranties made by any Loan Parties herein, in the other Credit Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or the other Credit Documents shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the other Credit Documents and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Revolving Commitments have not expired or terminated.  The provisions of Sections 2.12, 2.13, 2.14 and 9.04 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Revolving Commitments or the termination of this Agreement or any provision hereof.

SECTION 9.07.   Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This

Agreement, the other Credit Documents and any separate letter agreements with respect to fees payable to the Administrative Agent or the Lead Arranger constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  This Agreement shall become effective as provided in Section 4.01, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  Delivery of an executed counterpart of a signature page of this Agreement by email or telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.08.   Severability.  Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.09.   Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured.  The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 9.10.   Governing Law; Jurisdiction; Consent to Service of Process.  (a)  This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b)                                       Each party hereby irrevocably and unconditionally submits, for itself and its property, to the jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Credit Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement or any other Credit Document shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement or the other Credit Documents against any other party or their respective properties in the courts of any jurisdiction.

(c)                                        Each party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Credit Documents in any court referred to in paragraph (b) of this Section.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)                                       Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01.  Nothing in this Agreement or any other Credit Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.11.   WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER CREDIT DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED TO IT, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.12.   Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.13.   Confidentiality.  Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory or self-regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any other Credit Document or any suit, action or proceeding relating to this Agreement or any other Credit Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or an agreement described in clause (f) hereof or (ii) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Borrower.  For the purposes of this Section, “Information” means all information received from the Borrower or its Affiliates relating to the Borrower, its subsidiaries or their businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower or its Affiliates.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would reasonably accord to its own confidential information.

Each Lender (other than any “public only” Lender) acknowledges that information furnished to it pursuant to this Agreement or the other Credit Documents may include material non-public information concerning the Borrower and its Affiliates and their related parties or their respective securities, and confirms that it has developed compliance procedures regarding the use of material non-public information and that it will handle such material non-public information in accordance with those procedures and applicable law, including Federal and state securities laws.

All information, including requests for waivers and amendments, furnished by the Borrower or the Administrative Agent pursuant to, or in the course of administering, this Agreement or the other Credit Documents will be syndicate-level information, which may contain material non-public information about the Borrower and its Affiliates and their related parties or their respective securities.  Accordingly, each Lender represents to the Borrower and the Administrative Agent that it has identified in its administrative questionnaire a credit contact who may receive information that may contain material non-public information in accordance with its compliance procedures and applicable law, including Federal and state securities laws.

SECTION 9.14.   Judgment Currency.  If, for the purposes of obtaining judgment or filing a claim in any court, it is necessary to convert a sum due hereunder or claim in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given.  The obligation of the Borrower in respect of any such sum due from it to the Administrative Agent or the Lenders hereunder shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency.  If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent from the Borrower in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or the Person to whom such obligation was owing against such loss.  If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent in such currency, the Administrative Agent agrees to return the amount of any excess to the Borrower (or to any other Person who may be entitled thereto under applicable law).

SECTION 9.15.   USA PATRIOT Act.  Each Lender subject to the Act hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is hereby required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act.

SECTION 9.16.   Releases of Guarantees and Liens.  (a)  Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Administrative Agent is hereby irrevocably authorized by each Lender (without requirement of notice to or consent of any Lender except as expressly required by Section 9.02 or 9.03) to take any action requested by the Borrower having the effect of releasing any Collateral under the Pledge Agreement or the LMC Pledge Agreement or obligations under the Subsidiary Guarantee (i) to the extent necessary to permit consummation of any transaction not prohibited by any Credit Document or that has been consented to in accordance with Section 9.02 or 9.03 or (ii) under the circumstances described in paragraph (b) below.

(b)  At any time (and from time to time) on or after the Closing Date during which (i) no Default or Event of Default has occurred and is continuing, and (ii) the Consolidated Leverage Ratio for each of the four fiscal quarter periods of the Borrower ending as of the dates of the two most recently completed fiscal quarters of the Borrower is less than 2.00 to 1.00, the Borrower, by written notice to the Administrative Agent (which notice shall attach a certificate of a Financial Officer, in form and substance reasonably acceptable to the Administrative Agent, setting forth in reasonable detail the calculations necessary to demonstrate the Borrower’s satisfaction of the condition set forth above), may request that all of the Collateral be released from the Liens created by the Pledge Agreement and may request that all of the LMC Collateral be released from the Liens created by the LMC Pledge Agreement, and upon the

Administrative Agent’s acceptance of such written request, all such Collateral and/or LMC Collateral, as the case may be, shall be released from the Liens created by the Pledge Agreement and/or the LMC Pledge Agreement, as the case may be, all without delivery of any instrument or performance of any act by any Person.

(c)  If any Collateral has been released from the Liens created by the Pledge Agreement or any LMC Collateral has been released from the Liens created by the LMC Pledge Agreement pursuant to Section 9.16(b), then on the date on which financial statements are delivered to the Lenders pursuant to Section 5.01 showing that the Consolidated Leverage Ratio for each of the four fiscal quarter periods of the Borrower ending as of the dates of the two most recently completed fiscal quarters of the Borrower is greater than 3.00 to 1.00, the Borrower and the Restricted Subsidiaries holding Equity Interests in the Material Domestic Subsidiaries shall promptly enter into a new Pledge Agreement and the subsidiaries of LMC holding interests in the Borrower shall promptly enter into a new LMC Pledge Agreement, as the case may be, to replace the terminated Pledge Agreement and terminated LMC Pledge Agreement, as the case may be, and each shall deliver to the Collateral Agent the certificates representing the Equity Interests pledged pursuant to such agreements, together with an undated stock power for each such certificate executed in blank.

(d)  At such time as the Loans and the other Obligations (other than Obligations under or in respect of Specified Swap Agreements and Letters of Credit) shall have been paid in full, the Revolving Commitments have been terminated and all Letters of Credit have expired or been cash collateralized (i) the Collateral shall be released from the Liens created by the Pledge Agreement, and the Pledge Agreement and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent and each Loan Party under the Pledge Agreement shall terminate and (ii) the LMC Collateral shall be released from the Liens created by the LMC Pledge Agreement, and the LMC Pledge Agreement and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent and each Credit Party under the LMC Pledge Agreement shall terminate, all without delivery of any instrument or performance of any act by any Person.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

QVC, INC.

By	/s/ Daniel T. O’Connell
	Name:	Daniel T. O’Connell
	Title:	Executive Vice President, Chief Financial Officer and Treasurer

JPMORGAN CHASE BANK N.A.,
as Administrative Agent (including as Collateral Agent), Issuing Bank and a Lender

By	/s/ Peter B. Thauer
	Name:	Peter B. Thauer
	Title:	Executive Director

WELLS FARGO BANK, N.A.,
as an Issuing Bank and Lender

By	/s/ Jeffrey R. Gignac
	Name:	Jeffrey R. Gignac
	Title:	Director

BNP PARIBAS, as a Lender

By	/s/ Nuala Marley
	Name:	Nuala Marley
	Title:	Managing Director

By	/s/ Maria Mulic
	Name:	Maria Mulic
	Title:	Vice President

CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK, as Lender

By	/s/ Tanya Crossley
	Name:	Tanya Crossley
	Title:	Managing Director

By	/s/ David Christiansen
	Name:	David Christiansen
	Title:	Vice President

QVC, INC. CREDIT AGREEMENT SIGNATURE PAGE

THE ROYAL BANK OF SCOTLAND PLC,
as Lender

By	/s/ Alex Daw
	Name:	Alex Daw
	Title:	Director

BANK OF AMERICA, N.A., as Lender

By	/s/ Michael Makaitis
	Name:	Michael Makaitis
	Title:	Vice President

BARCLAYS BANK PLC, as Lender

By	/s/ Ritam Bhalla
	Name:	Ritam Bhalla
	Title:	Vice President

MIZUHO CORPORATE BANK, LTD., as Lender

By	/s/ Bertram H. Tang
	Name:	Bertram H. Tang
	Title:	Authorized Signatory

THE BANK OF NOVA SCOTIA, as Lender

By	/s/ Brenda S. Insull
	Name:	Brenda S. Insull
	Title:	Authorized Signatory

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.,
New York Branch, as Lender

By	/s/ Lillian Kim
	Name:	Lillian Kim
	Title:	Authorized Signatory

US BANK NATIONAL ASSOCIATION,
as a Lender

By	/s/ Gail F. Scannell
	Name:	Gail F. Scannell
	Title:	Senior Vice President

2

CITIBANK, N.A., as Lender

By	/s/ Laura Neenan
	Name:	Laura Neenan
	Title:	Vice President

SUNTRUST BANK, as Lender

By	/s/ Michael Vegh
	Name:	Michael Vegh
	Title:	Director

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH [formerly CREDIT SUISSE, Cayman Islands Branch], as Lender

By	/s/ Mikhail Faybusovich
	Name:	Mikhail Faybusovich
	Title:	Vice President

By	/s/ Rahul Parmar
	Name:	Rahul Parmar
	Title:	Associate

DEUTSCH BANK AG NEW YOR BRANCH, as Lender

By	/s/ Yvonne Tilden
	Name:	Yvonne Tilden
	Title:	Director

By	/s/ Stefan Freckmann
	Name:	Stefan Freckmann
	Title:	Vice President

GOLDMAN SACHS BANK USA, as Lender

By	/s/ Rebecca Kratz
	Name:	Rebecca Kratz
	Title:	Authorized Signatory

3

USB LOAN FINANCE LLC, as Lender

By	/s/ Irja R. Otsa
	Name:	Irja R. Otsa
	Title:	Associate Director

By	/s/ Mary E. Evans
	Name:	Mary E. Evans
	Title:	Associate Director

MORGAN STANLEY BANK N.A., as Lender

By	/s/ Sherrese Clarke
	Name:	Sherrese Clarke
	Title:	Authorized Signatory

SCOTIABANC INC., as Lender

By	/s/ J. F. Todd
	Name:	J.F. Todd
	Title:	Managing Director

PNC BANK, NATIONAL ASSOCIATION, as Lender

By	/s/ Denise D. Killen
	Name:	Denise D. Killen
	Title:	Senior Vice President

SOVEREIGN BANK, as Lender

By	/s/ Francis D. Phillips
	Name:	Francis D. Phillips
	Title:	Senior Vice President

SUMITOMO MITSUI BANKING CORPORATION, as Lender

By	/s/ William M. Ginn
	Name:	William M. Ginn
	Title:	Executive Officer

4

TD BANK, N.A., as Lender

By	/s/ Ted Hopkinson
	Name:	Ted Hopkinson
	Title:	Senior Vice President

MORGAN STANLEY SENIOR FUNDING, INC., as Lender

By	/s/ Sherrese Clarke
	Name:	Sherrese Clarke
	Title:	Vice President

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